Exhibit 10.16

[ENGLISH TRANSLATION]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS AGREEMENT AND THE SCHEDULES HERETO MARKED BY *** HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

SYNDICATED LOAN AGREEMENT
COMMERCIAL PORTFOLIO

Entered by and between

RIZOBACTER ARGENTINA S.A.
the Borrower,

BANCO DE GALICIA Y BUENOS AIRES S.A.
the Organizer, Administrative Agent and Bank

and

BANCO SANTANDER RÍO S.A.,
BANCO HIPOTECARIO S.A., and
BANCO MARIVA S.A.
the Banks

15 March, 2017

SYNDICATED LOAN AGREEMENT

This Syndicated Loan Agreement (the “Agreement”) is entered into in San Isidro, province of Buenos Aires, Argentine Republic, on 15 March, 2017, by and between:

A.
Rizobacter Argentina S.A. (the “Borrower” or “Rizobacter”), as borrower, domiciled at Avenida Dr. Arturo Frondizi Nº 1150, Calle N° 1 - Parque Industrial, Pergamino, Provincia de Buenos Aires, República Argentina;

B.
the financial institutions that sign this agreement and that are listed in the list of Banks, attached as Exhibit A and forming an integral part of the Agreement hereof.   The aforementioned Exhibit A contains the proof of the Pro Rata Share committed by each of the Banks under the Loan, subject to its terms and conditions; and

C.	Banco de Galicia y Buenos Aires S.A., as Organizer and Administrative Agent, domiciled in Avenida Julio A. Roca 498, Pergamino, Provincia de Buenos Aires, República Argentina.

RECITALS:

(1)
The Borrower requested from the Banks (as such term is defined below) the granting of financial aid for up to forty-five million American dollars (US$45.000.000), which shall be used exclusively to fund working capital and refinance the liabilities of the Borrower.

(2)
Before entering into this Agreement, the Borrower made a detailed analysis of the conditions offered by the Banks and other leading financial institutions in the country to obtain the Loan (as such term is defined below), and opted for the proposal made by the Banks given the more convenient financial conditions, interest rates and costs offered by the Banks in comparison with the other institutions for the purposes intended by the Borrower.

(3)	The Banks wish to grant the Loan to the Borrower for the Borrower to be able to comply with the objective mentioned in Recitals (1), subject to the terms and conditions of this Agreement.

(4)
In order to ensure full compliance with all and every obligation undertaken by the Borrower under the Agreement and pursuant to the Loan, the Borrower entered into the Assignment of Collateral and Pledge Agreement (as such term is defined below) and shall give the Pledge of Fixed Term Certificates (as such term is defined below) and the Guarantor shall give the Deposit (as such terms are defined below) in favor of the Banks.

NOW THEREFORE, pursuant to the valuable consideration agreed hereto, the Parties hereby agree:

I
DEFINITIONS

1.01.	Definitions

All the terms defined in this Agreement shall have the meaning given hereafter or given expressly throughout the Agreement.

“Acceleration” shall have the meaning given in XL.

“Administrative Agent” is Banco Galicia, or the Person appointed in the future to fulfill such role pursuant to Section XVI, who shall also make the calculation of the applicable interest rate and the amount of the Compensatory Interests and Penalty Interests payable, if applicable.

“Auditor” is Price Waterhouse & Co. S.R.L., KPMG Internacional, Deloitte & Co. S.R.L. Ernst & Young Argentina or Becher y Asociados S.R.L., who the Borrower shall appoint from time to time as external auditors. In the event that the Borrower intended to appoint an auditing firm different from the firms previously listed, the Borrower shall request the Majority of Banks approval to appoint such new firm.

“Banco Galicia” is Banco de Galicia y Buenos Aires S.A.

“Required Bank” has the meaning given in 5.03.

“Additional Bank” or “Additional Banks” are, as applicable, one or more well-established financial institutions who shall be able to participate in the Loan upon accepting an Offer of Participation.

“Banks” are the financial institutions listed in Exhibit A, as well as the permitted assignees or successors who shall be incorporated to this Agreement in the future according to Section XV.

“Other Banks” has the meaning given in 2.02.

“BCRA” is Banco Central de la República Argentina.

“Bioceres” is Bioceres S.A.

“Material Adverse Change” means any of the following circumstances in reasonable judgment of the Majority of Banks: a) an unfavorable material change in the economic, commercial or financial situation of the Borrower; or (b) an event that would make the Borrower not able to fulfill or comply with its obligations under this Agreement or any of the other Documents of the Transaction; or (c) a material modification in the economic, commercial or financial situation or the prospects of the Borrower; or (d) a change in the tax law and regulations of the Argentine Republic that could substantially affect the Borrower’s ability to pay under this Agreement; or (e) a fact that would generate substantial variations in the conditions of the local or international, financial, capital or stock markets, or in the applicable law or regulations; or (f) a change that substantially affects the normal development of the operations or that prevents the Borrower from complying with the corporate purpose; or (g) an event that could negatively affect the Collateral Assignment of Rights according to the Assignment of Collateral and Pledge Agreement or the Fixed Term Certificates pursuant to the Pledge of Fixed Term Certificates.

“Change of Control” means that Bioceres, whether by transfer, encumbrance, shareholders’ agreement, shares syndication agreement or any other way, or as a result of any event or operation: (i) reduces, for whatever cause or concept, its share ownership in the capital stock and votes of the Borrower so that it no longer owns, directly or indirectly, at least fifty point zero one percent (50,01%) of the capital stock and votes of the Borrower, or (ii) loses the power to, directly or indirectly, appoint or dismiss the majority of the members of the administrative body of the Borrower, or to manage or administrate the business, affairs and policies of the Borrower.

“Capital” is the amount of capital/ principal pursuant to the Loan, equal to twenty two million American dollars (US$22.000.000), which may be complemented by the Participation of Additional Banks (in the terms in Section 2.06), and which may reach the amount of up to forty-five million American dollars (US$ 45.000.000).

“Fixed Term Certificates” has the meaning given to such term in the Pledge Agreement.

“Assignment of Collateral” is the assignment of collateral, in the terms of the article 1.615 of the Civil and Commercial Code, pursuant to the Assignment of Collateral and Pledge Agreement, by virtue of which the Borrower made the Assignment of Rights to the Administrative Agent and in favor of every Bank, pursuant to their respective Pro Rata Share.

“CNV/ NSC” is the National Securities Commission.

“Prepayment penalty” has the meaning given in 5.04.

“Conditions precedent” are the conditions precedent to the disbursement of the Loan established in VIII.

“Agreement” is this Agreement and all its amendments and complementary agreements.

“Assignment of Collateral and Pledge Agreement” is the assignment of collateral and pledge agreement, entered into together with this Agreement, between Rizobacter, as assignor and pledgor, the Administrative Agent, as agent of the collateral in favor of the Banks, and the Banks, as assignees and pledgees, as collateral of the Borrower’s obligations under this Agreement and other Documents of the Transaction, and whose text is attached in a copy as Exhibit F.

“Pledge Agreement” is the pledge agreement of Fixed Term Certificates, entered into together with this Agreement, between the Borrower, as a pledgor, the Administrative Agent and the Banks, as pledgees, whose text is attached in a copy as Exhibit H.

“Dollar Checking Account of the Borrower” is the American dollar checking account Number ***, owned by the Borrower in Banco Galicia.

“Pesos Checking Account of the Borrower” is the Pesos checking account Number ***, owned by the Borrower in Banco Galicia.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Account of the Administrative Agent” is the American dollar checking account number ***, owned by the Administrative Agent in BCRA.

“Checking Account of the Banks” are (i) for Banco Galicia, the Account of the Administrative Agent; (ii) for Santander Río, the American Dollar checking account Number ***, owned by Santander Río in BCRA; (iii) for Hipotecario, the American Dollar checking account Number ***, owned by Hipotecario in BCRA; (iv) for Mariva, the American Dollar checking account Number ***, owned by Mariva in BCRA; and (v) for any Additional Bank, the American Dollar checking account that said Additional Bank owns in BCRA and notifies the Administrative Agent in writing at the appropriate time.

“Accounts of the Assignment of Collateral” are the banking accounts opened in Banco Galicia pursuant to the Assignment of Collateral and Pledge Agreement.

“Assignment of Rights” has the meaning given to such term in the Assignment of Collateral and Pledge Agreement.

“Business day” is a day in which the financial institutions are obliged or authorized to operate in the Autonomous City of Buenos Aires, Argentina.

“Disposal of assets” means any sales operation, disposal, assignment as property, assignment as trust, transfer, or alienation of any kind, whether in a transaction or a series of transactions, of (i) a substantial portion or all assets, goods or rights, present or future, of the Borrower, a substantial portion being *** of the total amount of the assets, goods, or rights of the Borrower based on the total amount of the assets planned in the most recent Financial Statement, and except for the alienation of the vehicles of the Borrower according to the process of annual replacement that the Borrower makes; or (ii) any asset, good or right that were essential to the normal operation of the business of the Borrower; in both cases, without prior notice and written consent of the Majority of  Banks.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Documents of the Transaction” are the Agreement and all its Exhibits, Promissory Notes, the Assignment of Collateral and Pledge Agreement, the Deposit, the Pledge Agreement, the Offer of Participation and any accessory document to such offer, if applicable.

“American Dollars” or “US$” is the legal tender in the Unites States of America to cancel public and private debts.

“Financial Statements” are the Annual and Quarterly Financial Statements.

“Annual Financial Statements” are the consolidated annual financial statements of the Borrower made by the Borrower at the closing of each fiscal year pursuant to its bylaws, together with its notes and exhibits, according to the GAAP, and audited by the Auditor of the Borrower, pursuant to the auditing procedures generally accepted in the Argentine Republic.

“Quarterly financial statements” are the consolidated quarterly financial statements of the Borrower made by the Borrower at the closing of each interim period pursuant to its bylaws, together with its notes and exhibits, according to the GAAP and revised on a limited basis by the Auditor of the Borrower, pursuant to the auditing procedures generally accepted in the Argentine Republic.

“Date of First Disbursement” is the day in which the Banks shall collect the first disbursement of the Loan, according to the provisions in 2.05 and 4.01. The disbursement shall be made on the same day as this Agreement is entered into, pursuant to the fulfillment of all the Conditions Precedent at the discretion of the Banks, or the business day after the Agreement is entered into, according to the provisions in 4.01 of this Agreement.

“Date of Second Disbursement” is the date corresponding to or before 15 April, 2017 in which the second disbursement of the Loan shall be made, according to the provisions in 2.06.

“Interest Determination Date” means the first business day immediately previous to the beginning of the corresponding Interest Period.

“Dates of Disbursement” are collectively the Dates of the First and Second Disbursements.

“Capital Maturity Dates” are the dates in which the Borrower shall repay the capital, as established in 5.01.

“Guarantor” is Bioceres.

“Deposit” is the deposit to be granted by the Guarantor, simultaneously upon entering into this Agreement, in favor of the Banks and the Administrative Agent, as collateral of the obligations of the Borrower under this Agreement and the Documents of the Transaction, and whose model is attached as Exhibit G.

“Funds” has the meaning given to such term in the Assignment of Collateral and Pledge Agreement.

“Collaterals” are the Assignment of Collateral, the Pledge of Funds, the Deposit and the Pledge of the Fixed Term Certificates.

“Encumbrance/ Lien” means any mortgage, use, usufruct, deposit agreement, lien, antichresis, serving staff, right of way, charges, pledge, imposition, fiduciary assignment as collateral, lease-purchase, right in rem granting, and any other way of encumbrance, collateral, preferential agreement or other agreement intended to generate a security interest regarding any of the present or future assets, goods or rights of the Borrower.

“Government Fact” has the meaning given in XVIII.

“Hipotecario” is Banco Hipotecario S.A.

“Compensatory Interests” are the compensatory interests payable by the Borrower under the Loan according to VI and amendments.

“Penalty interests” are the penalty interests payable by the Borrower under the Loan according to 6.04 and amendments.

“Just cause” means, pursuant to this Agreement, to the Administrative Agent, any of the following situations: (a) a breach of any of the material charges, duties, agreements, responsibilities or obligations arising from, related to, or connected with this Agreement and not rectified within *** business days after receiving written notice from the Banks; or (b) if the Administrative Agent breaches any directive or material instruction given by the Bank in writing pursuant to the regulations of this Agreement and not rectified within *** business days after receiving the corresponding written notice from the Banks.

“Mariva” is Banco Mariva S.A.

“Majority of Banks” has the meaning given in 17.01.

“Free Foreign Exchange Market” means the free foreign exchange market established by National Decree No. 260/02, regulated by resolutions of the Ministry of Treasury and Public Finance and communications of the BCRA, and its subsequent modifications, regulations and complementary resolutions implemented from time to time.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Required amount” has the meaning given in 5.03.

“Credit Policy Rules” means the rules of the credit policies and the application of the capacity of deposit loans in foreign currency (according to the Communication “A” 5.908, and subsequent modifications or complementary resolutions) of the BCRA.

“Organizer” is Banco Galicia.

“Offer of Participation” has the meaning given in 2.06.

“Promissory Notes” means (i) the demand promissory note issued in favor of Banco Galicia for ten million American Dollars (US$10.000.000), (ii) a demand promissory note, issued in favor of Santander Río for five million American Dollars (US$5.000.000), (iii) the demand promissory note, issued in favor of Hipotecario for five million American Dollars (US$5.000.000), (iv) the demand promissory note, issued in favor of Mariva for two million American Dollars (US$2.000.000); in all the aforementioned cases, issued by the Borrower on the date of the first disbursement to guarantee that the Borrower pays in due time the amounts due to Banco Galicia, Santander Río, Hipotecario and Mariva, respectively, pursuant to the first disbursement of the Loan; and, additionally, (v) the demand promissory notes to be issued in favor of each Additional Bank for up to the combined sum of twenty-three million American Dollars (US$23.000.000), to be issued by the Borrower on the date of the second disbursement to guarantee that the Borrower pays in due time the amounts due to each Additional Bank pursuant to the second disbursement of the Loan. All the aforementioned promissory notes shall be issued by the Borrower and be signed jointly with the Guarantor according to Decree-Law No. 5965/63 and with the provisions in Exhibit B, pursuant to the provisions in 4.04.

“Party” is the Banks, the Organizer, the Administrative Agent or the Borrower, as applicable.

“Party Eligible for Compensation” has the meaning given in 16.18.

“Parties” are, collectively, the Banks, the Organizer, the Administrative Agent and the Borrower.

“Additional Participation” has the meaning given in 2.06.

“Pro Rata Share/ Proportional Participation” is the pro rata share of each of the Banks in the Loan, calculated pursuant to the pro rata share of each of them in (A) after at least one or both disbursements occurred under the Agreement: (i) the capital is disbursed and payable and (ii) the Compensatory Interests and the possible Punitory Interests, are payable by the Borrower, or (B) no disbursement occurred under the Agreement pursuant to the provisions in Exhibit A.

“GAAP” are the generally accepted accounting principles applicable in the Argentine Republic (including the International Financial Reporting Standards or “IFRS” while the Borrower is subject to the system of public offering in Argentina and shall abide by the rules of the CNV/NSC).

“Period of interests” means, for the Loan, (i) initially, the period of three calendar months beginning on the date of the first disbursement (including that day for calculation) and ending the same day number of the subsequent third month (it shall be excluded to calculate the last day of said period of interest); and (ii) henceforth, each period of three calendar months commencing on the last day of the immediately preceding Interest Period (including that day for calculation) and ending the same day number of the subsequent third month (excluding the last day of said Interest Period for calculation); the former, subject to any Interest Period which for any reason could be extended beyond any Capital Maturity Date, shall terminate on such Capital Maturity Date. Each Period of Interests is listed in the schedule in Exhibit C.

“Person” means any human or legal person, company or association, joint venture, temporary joint venture, association for cooperation, firm, corporation, association, trust, foundation, entity, organization without legal status or any government or political subdivision or any administrative agency.

“Pesos” or “$” is the legal tender in the Argentine Republic.

“Pledge of Fixed Term Certificates” means the in rem right of pledge constituted on the Fixed Term Certificates and implemented under the Pledge Agreement.

“Pledge of Funds” means the in rem right of pledge constituted on the Funds in the Integrated Collecting Account and in the Checking Account of Rizobacter (as said terms are defined in the Assignment of Collateral and Pledge Agreement) and implemented under the Assignment of Collateral and Pledge Agreement.

“Loan” is the lending facility granted by the Banks in favor of the Borrower pursuant to this Agreement.

“Borrower” has the meaning given at the top of the document.

“Compensable Claim” has the meaning given in 16.16.

“Rizobacter” has the meaning given at the top of the document.

“Santander Río” is Banco Santander Río S.A.

“Events of breach” has the meaning given in XI.

“UIF/ FIU” means the Financial Information Unit.

1.02. Interpretation

In this Agreement, unless otherwise required:

(a) Titles are included for reference purposes and shall not affect the interpretation hereof;

(b) Words used in singular shall include the plural and vice versa;

(c) Except as expressly stated otherwise, any reference to a Clause, Section, Paragraph, Subsection or Exhibit, shall be a reference to a clause, section, paragraph, subsection or exhibit of this Agreement;

(d) Any reference to a document shall include any modification, supplement, amendment or substitute instrument of the document;

(e) All references to any law or regulation shall be to such law or regulation with its modifications as of the date hereof and shall include all the subsequent modifications as of the date hereof.

(f) Any reference to any part of the document shall also include its permitted successors and assigns;

(g) The term “including” means “including, without limitation”;

(h) No interpretation rule shall be applied to the detriment of a Party, for the very reason that such Party was responsible for the preparation of this Agreement;

(i) Determinations and Accounting Terms. All terms of accounting nature shall be interpreted according to GAAP, and all determinations of accounting or financial nature shall be conducted according to such principles;   providing that such norms shall be consistently applied to the Annual Financial Statements of the Borrower, as appropriate, more recent to the date hereof (except that changes are exclusively caused by changes in the GAAP after the date hereof); and

(j) Items Calculation in Foreign Currency. Except as expressly stated otherwise, (a) any amount regarding assets in this Agreement expressed in foreign currency shall be converted to Pesos in accordance with the buy exchange rate published by Banco de la Nación Argentina corresponding to the day or to the determination period  at issue, as appropriate; (b) any amount regarding liabilities hereof expressed in foreign currency shall be converted to Pesos in accordance with the buy exchange rate published by Banco de la Nación Argentina corresponding to the day or to the determination period  at issue, as appropriate; or (c) in the absence or lack of information of both or any exchange rate mentioned in (a) and (b) above, any amount corresponding to assets or liabilities hereof expressed in foreign currency shall be converted to Pesos in accordance with the substitute exchange rate to which legal tender status is granted to the payments relating to the financial debt service in foreign currency in Argentina.

II
GRANTING OF THE LOAN

2.01.          The Borrower requests, and Banks grant, subject to the terms and conditions of this Agreement, a Loan of a Capital of twenty two million US dollars (US$22.000.000), which may be extended subject to the terms and conditions referred to in 2.06 on the occasion of the potential involvement of any Additional Bank, for up to a total maximum amount of Capital of forty five million US dollars (US$45.000.000).

2.02.          The Proportional Share committed by each of the Banks in the granting of the Loan is set out in Exhibit A. All obligations incurred by the Banks with regard to Borrower under the Agreement are joint and, consequently, the Banks assume no obligation or liability, expressed or implied, regarding the obligations or liabilities incurred by any other Bank under the Agreement (including, without limitation, regarding the potential accession of Additional Banks, under the terms of 2.06). In case any Bank fails to meet the disbursement obligations undertaken hereof, the other Banks (the “Remaining Banks”) shall independently have, as a replacement, the right but not the obligation to disburse the pertaining funds in the same terms and conditions provided herein for the Bank that has not disbursed the funds involved, proportionally to its corresponding Proportional Participation, or in any other appropriate way agreed upon by the Remaining Banks. Each Bank shall be a creditor of the Borrower for the disbursement effectively performed.

2.03.          The Capital committed by the Banks under the Loan shall be disbursed in one or two disbursements (as applicable, in case Additional Banks participate) in favor of the Borrower subject to compliance with all the Preceding Conditions, all of these in the terms of 4.01. Such disbursements of funds shall be effective, as applicable, on the Disbursement Dates.

2.04. The Present Agreement shall imply for the Borrower the irrevocable and unconditional commitment to take out a loan for the amount to be disbursed by the Banks of up to forty five million US dollars (US$45.000.000), and this shall imply for the Banks the obligation to deliver to the Borrower their Proportional Participation as a loan for said amount, through a disbursement on the pertaining Disbursement Dates, subject to prior compliance with the Preceding Conditions (and, in the case of Additional Participation, also subject to prior acceptance of the Offer of Participation). Additionally, Promissory Notes released in favor of the Bank(s) that has not complied with their disbursement obligation shall have no effect and shall be immediately returned to the Borrower.

2.05. The Borrower irrevocably requests the disbursement of the Loan on the corresponding Disbursement Dates by signing  the present Agreement (and, in the case of Additional Participation, also subject to the prior issue of the Offer of Participation), and no additional documentation shall be required for said disbursements.

2.06. The Parties hereby agree that, as of the First Disbursement Date, any Additional Bank may participate in the loan through the granting and disbursement of the capital amount of up to twenty three million US dollars (US$23.000.000) as established in Exhibit A (“Additional Participation”). For clarification purposes, the amount of the Additional Participations that each Additional Bank disburses shall not exceed in total a maximum amount of up to twenty three million US dollars (US$23.000.000).

Under this Agreement:

(a)          as of the granting and disbursement of the Additional Participation, each Bank shall be considered Bank for all purposes under this Agreement;

(b)          as of the granting and disbursement of the Additional Participation, the Additional Participation of each Additional Bank shall be considered as a Proportional Participation of a Bank for all purposes under this Agreement; and

(c)          all terms and conditions hereof shall be applicable to each Additional Bank as Bank in the Loan, except for those specific provisions regarding each Additional Bank and the Additional Participation expressly included in this Agreement.

In order to be incorporated into this present Agreement and into the other Documents of the Transaction, and to participate in the Loan, any Additional Bank shall accept, if deemed satisfactory, an offer of participation in the Loan (the “Offer of Participation”) that the Borrower and the Administrative Agent (having the consent hereby of the Banks in respect thereof) shall extend to such Additional Bank on terms substantially similar to those established in Exhibit I. If such Offer of Participation was not accepted by the Additional Bank in due time and in the manner mentioned in Exhibit I, it shall automatically expire and nothing shall be claimed to the Parties hereto.

2.07.          If on the Second Disbursement Date: (i) Additional Participations were not granted and disbursed, or (ii) the total amount of the granted and disbursed Additional Participations, added to the total amount of the Loan disbursements that had occurred on the First Disbursement Date, was lower than forty five million US dollars (US$45.000.000), the Parties hereof agree that the Maximum Amount (as defined in the Assignment of Collateral and Pledge Agreement, the Deposit and the Pledge Agreement) shall be deemed to be reduced in a proportional percentage to the difference between: (i) forty five million US dollars (US$45.000.000), and (ii) the total amount of the disbursements of the Loan occurring on or before the Second Disbursement Date (including, for clarification purposes, the disbursements occurred on the First Disbursement Date).

III
PURPOSE OF THE LOAN

3.01.          The Loan shall be used to finance working capital and refinance the Borrower’s liabilities.  In this sense, the Borrower shall furnish each of the Banks with any documentation as they may reasonably request in order to prove the destination the funds to be disbursed will be given under the present Loan.

3.02.          The Loan shall be considered mutual in foreign currency arising from the deposits constituted under the Credit Policy Rules. The Borrower expressly and irrevocably commits to use the funds of the Loan for the ends stipulated in 2.1.2 y 2.1.6 of II, Credit Policy Rules.

IV
DISBURSEMENT

4.01.          Subject to compliance with all the Preceding Conditions and pursuant to Exhibit A, the first disbursement of the Capital that Banks will perform shall occur on the First Disbursement Date, for the total amount of twenty two million US dollars (US$22.000.000), and (ii) the second disbursement that additional Banks shall eventually perform shall occur on the Second Disbursement Date, for the total amount of twenty three million US dollars (US$23.000.000) (subject to the acceptance of the Offer of Participation by one or more Additional Banks). On the corresponding Disbursement Dates, the Banks shall transfer the totality of the funds relevant to the Loan, gross (before taxes), costs, expenses and charges of each Bank, if applicable, in accordance with the respective Proportional Participation, to the Administrative Agent’s Account. Upon receipt of the funds concerned and subject to compliance with all the Preceding Conditions, the Administrative Agent: i) shall perform the relevant exchange currency transaction through the Foreign Exchange Market as provided for by the applicable regulation and shall obtain the resulting funds in Pesos, and ii) shall deliver the totality of such funds in Pesos to the Borrower by means of a transfer to the Borrower’s Current Account in Pesos. The funds shall be transferred to the Borrower by the Administrative Agent, (i) within the same Business Day of receipt, if the funds were transferred by each Bank and received in full in the Administrative Agent’s Account no later than 12:00 (time of the Autonomous City of Buenos Aires, Argentine Republic), or (ii) the next Business Day of receipt, if all or part of the funds were received in the Administrative Agent’s Account after 12:00 (time of the Autonomous City of Buenos Aires, Argentine Republic). The disbursed funds accreditation certificate shall constitute the most formal, sufficient and effective receipt and disbursement letter in favor of each Bank for each corresponding amount. The Parties hereby agree that the Administrative Agent shall reimburse all the costs and expenses incurred by the Borrower and/or the Administrative Agent in relation to: (i) the funds that the Banks transfer to the Administrative Agent’s Account regarding the disbursement of the Loan, and (ii) the funds that the Administrative Agent transfers from the Administrative Agent’s Account to the Borrower’s Current Account in Dollars. Additionally, the Parties hereby agree that, for the purpose of the Exchange transaction from Dollars to Pesos mentioned above through the Foreign Exchange Market that the Administrative Agent shall perform, the foreign exchange desk of the Administrative Agent shall charge the Borrower a spread of *** of Peso ($***) between the purchase of US Dollars, subject of the granting of the loan and the sale of such US Dollars.

4.02.          The Borrower shall provide each Bank and, if applicable, each Additional Bank, within the Business Day immediately following the corresponding Disbursement Dates with a receipt (pursuant to the sample in Exhibit E) signed by the Borrower granting sufficient evidence of the collection of the amounts disbursed and provided by each Bank involved and by each Additional Bank pursuant to this Agreement.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.03.          The Borrower irrevocably authorizes the Administrative Agent, once the disbursed funds are credited to the Borrower’s Current Account in Pesos, to debit from said Account the amounts payable by the Borrower for commissions, taxes, costs and expenses (including the fees of the Banks’ external legal counsel previously approved by the Borrower and the Administrative Agent) under the present Agreement and any other related document.

4.04.          (a) Prior to the disbursements subject of the First Capital Disbursement Date and the Second Capital Disbursement Date, the Promissory Notes shall be issued by the Borrower and shall be dated on the First Disbursement Date or on the Second Disbursement Date, as applicable, for the amount equal to (i) the total of the Capital lent by each Bank and Additional Banks under the Loan, plus (ii) Compensatory Interests accrued at the fixed annual nominal rate as mentioned in VI of this Agreement, plus (iii) Penalty Interests accrued, if applicable, at an annual nominal rate equal to *** of the Compensatory Interest rate, which shall be additional to the Penalty Interests mentioned in paragraph (ii) above. The Guarantor shall endorse the Promissory Notes to the full satisfaction of the Banks.

(b) Each Bank shall be entitled to hold, at all times, Promissory Notes that reflect the total of the amounts due and outstanding to each Bank under the Loan for the Capital (including, without limitation, potential interest capitalizations in the terms of 6.05 hereof) and Compensatory Interests and Penalty Interests.
In accordance with the paragraph above, at the sole request of any Bank, made at least *** Business Days prior to the first Business Day of any Interest Period, the Borrower shall, within the first *** Business Days of said Interest Period, for purposes of reflecting, if applicable, the total of the due amounts for Capital and Compensatory Interests and Penalty Interests, issue and deliver new Promissory Notes to the Bank who so requested. Such Promissory Notes shall reflect (i) the rate at which the Compensatory Interests and the possible Penalty Interests will be accrued, and (ii) each payment of Capital Amortization payable by the Borrower to the Bank concerned at the time of issue. The Bank concerned shall return to the Borrower the Promissory Notes to be replaced against the delivery of the Promissory Notes issued for their replacement.

(c) The Banks expressly agree that the Promissory Notes and/or the new Promissory Notes that might be issued in replacement of those for the case of the credit assignment to third parties, who shall be endorsed by the Guarantor to the full satisfaction of the Banks, are issued exclusively as collateral and for the purposes of implementing the Loan in a document that enables an executive legal action to collect the amounts owed under this Agreement. The Banks expressly agree that (i) they shall only present the Promissory Notes and/or, if applicable, the new Promissory Notes that are issued in replacement of those, for their collection or to initiate an executive action to collect the amounts owed under such Promissory Notes or new Promissory Notes, in case there was an allegation of non-compliance and in the event that the terms of the Promissory Notes were overdue under the terms in  XI, and that (ii) in case of judicial execution of the Promissory Notes and/or, if applicable, of the new Promissory Notes that are issued in replacement of those, if the nominal value expressed in such Promissory Note was higher than the amounts owed to the corresponding Bank  under the Agreement, such Bank shall only be able to claim the payment of the amounts for Capital, Compensatory Interests, Penalty Interests, expenses and/or any other owed amount still outstanding under this Agreement. If the amounts owed by the Borrower, for whatever reason under the present Agreement, were higher to the amounts reported in the Promissory Notes, the Banks reserve the right to claim the existing differences between such amounts from the Borrower and the Guarantor.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) Under no circumstances will the Administrative Agent be responsible for managing, issuing, delivering, replacing and/or any of the facts related to any of the Promissory Notes that the Borrower may issue under this Agreement. Each Bank will be the sole and exclusive responsible for and will personally issue, deliver, receive and/or replace said Promissory Notes with the Borrower, being the Administrative Agent exempted from all liability.

V
CAPITAL REPAYMENT

5.01.          The Borrower is under the obligation of refunding the Capital effectively disbursed in thirteen (13) quarterly consecutive payments, being the first payment due on the day that marks twelve (12) months after the First Disbursement Date, and from that moment the same day number of the following quarters, and coincidentally with the end of the Interest Periods that occur on said dates, according to the schedule established in Exhibit C (“Capital Maturity Dates”). When a Capital payment date was not a Business Day, such date shall be the following first Business Day.

5.02.          (a) Notwithstanding the obligation of using the Borrower’s assets to settle any amount owed, the payments of any amount owed by the Borrower to any of the Banks under this Agreement including, without limitation, Capital, Compensatory Interests, Penalty Interests, if applicable, commissions, costs and expenses, shall be conducted through access to the Foreign Exchange Market by the Borrower through the Administrative Agent, for the purpose of acquiring the US Dollars payable on every corresponding payment date. In the event of insufficient funds, the Banks and the Administrative Agent shall be empowered to debit any amount payable directly from the Borrower’s Current Account in Dollars, or from any other bank account that the Borrower may hold open with the Banks and/or the Administrative Agent, as provided for in XII hereof, being the Borrower committed to maintain sufficient funds for such purposes.

(b) Once the Administrative Agent, in its capacity as such hereunder and pursuant to the established procedures herein, received any payment from the Borrower, for any amount of money payable hereunder, the Administrative Agent shall proceed to credit  the amount for each of the Banks in their respective Current Accounts of the Banks, pursuant to the Proportional Participations of each Bank, (i) the same Business Day of its receipt, if funds were debited by the Administrative Agent or deposited by the Borrower before 12:00  (time of the Autonomous City of Buenos Aires), or (ii) the Business Day immediately following receipt, if funds were debited by the Administrative Agent or deposited by the Borrower before 12:00  (time of the Autonomous City of Buenos Aires).

(c) In view of the obligation herein of making periodic payments, the Borrower agrees that holding the receipt or deposit slip of one such payments shall not release the Borrower from the obligation of crediting the entirety of the remaining payments, understanding that the crediting of one of the payments under no circumstances shall presuppose that previous payments have effectively been made at the date and place agreed upon. Regarding the payments made by the Borrower to the Administrative Agent, the certificates issued by each Bank shall be enforceable against the Banks as sufficient and effective payment receipt. If the present Agreement was terminated, the Borrower shall make the payments corresponding to each of the Banks in accordance with the existing balance and the Proportional Participation of each of them. The Administrative Agent shall submit the funds received following the Banks’ instructions, and shall refrain from making any kind of use of funds, compensation or debit of such funds or assigning a use that is not expressly established in the present Agreement.

(d) The Borrower unconditionally and irrevocably  waives the right to invoke (i) any inability to pay, taking over any fortuitous events or force majeure and acknowledging that the entirety of its payment obligations shall remain in effect and enforceable until the Banks have received the exact amount to be paid pursuant to the Transaction Documents in the agreed currency, that is to say, US Dollars; and (ii) the theory of unpredictability and hardship (Article 1091 of the National Civil and Commercial Code) and/or acts of God or force majeure (Article 955 of the National Civil and Commercial Code) and/or frustration of the purpose of the Agreement (Article 1090 of the National Civil and Commercial Code) as defense against the collection action of any amount of money in US Dollars (whether it is considered money or thing) owed to the Banks hereunder or to provide justification for the review or termination of the Agreement.

5.03.           Each Bank agrees that, in the case of obtaining from the Borrower or the Guarantor any Capital payment, Compensatory Interests or Penalty Interests payable by the Borrower to the Bank hereunder in an amount higher than the amount that would proportionally correspond  pursuant to this Agreement, in relation with the other Banks and regarding the Capital, Compensatory Interests and Penalty Interests payable by the Borrower to such other Banks, said Bank shall owe the other Banks such higher amount received, according to their respective Proportional Participations that each of the Banks had hereunder. This provision shall also be applied to any amount (excluding Loan commissions) obtained by any Bank, in any way (including compensations and also payments received due to Acceleration of the Loan in the terms in XI herein) hereunder that was not through legal actions initiated in accordance with this Agreement and/or in the Promissory Notes, before competent courts, in which case the amount obtained by said Bank shall not be shared with the other Banks. If because of the implementation of the provisions in the paragraph herein a redistribution of any amount received by any Bank from the Borrower or the Guarantor in excess of the Proportional Participation corresponding to said Bank was made among the Banks and subsequently, such amount received from the Borrower or the Guarantor should be returned or repeated by said Bank to the Borrower or the Guarantor (the “Required Amount” and the “Required Bank”, respectively), then, (i) each Bank that received a proportional amount of the Required Amount shall, at the Administrative Agent’s request, return an amount to the Borrower equal to the portion of the Required Amount received plus any interest paid by the Required Bank to the Borrower pursuant to the Required Amount and accrued during the period between the date when the Administrative Agent requested said Required Bank the return of the Required Amount and the date of the return of the Required Amount by the observation of this paragraph, and (ii) the Borrower or the Guarantor shall owe each of the Banks, according to the present Agreement, an amount equal to the amount paid by each of them according to the aforementioned  paragraph (i), as long as the Required Amount is owed by the Borrower or the Guarantor hereunder.

5.04.          Unless otherwise provided in XVIII and XIX, the Capital under the Loan may voluntarily be paid in advance, totally or partially, on each Compensatory Interests payment date, subject to the following conditions: (i) the Administrative Agent receives a prior written notice of at least five (5) Business Days (this written notice shall be irrevocable for the Borrower), (ii) in the event of partial advance payment, payments must be made for amounts of Capital not smaller than the amount of the payment that corresponds to the immediate next Capital Maturity date; (iii) in the case of advance payment, this shall be made in favor of all the Banks in a proportional way to their respective Proportional Participations; (iv) along with the advance payment of the payable Capital, the Borrower shall pay each Bank the Compensatory Interests and Penalty Interests accrued, if any, and payable under the Loan and any other amount payable to the Banks hereunder (the Banks, pursuant to subsection c) of Article 899 of the National Civil and Commercial Code, make express reserve of its credit regarding the Compensatory Interests and any Penalty Interests); (v) in the event of partial advance payment, they shall be applied to the Capital payments amortization pursuant to 5.01, in reverse order to the order of due date, that is to say, beginning by the last of such payments and so on until reaching the first of them eventually; and (vi) the Borrower shall previously pay the Administrative Agent, in favor of the Banks, the Commission for advance payment, according to the following definition.

The Commission of advance payment shall be payable pursuant to the following detail:

(a) if the Borrower totally or partially pays Capital in advance within the first 24 (twenty four) months counting from the First Disbursement Date, the commission for advance payment shall be equal to ***% (*** percent) of the Capital to be paid in advance;

(b) if the Borrower totally or partially makes an advance payment of Capital on a date between the month 25 (twenty five), inclusive, and the month 36 (thirty six), inclusive, counting from the First Disbursement Date, the Commission of advance payment shall be equal to ***% (*** percent) of the Capital to be paid in advance;

(c) if the Borrower totally or partially makes an advance payment of Capital on a date between the month 37 (thirty seven), inclusive, and the month 48 (forty eight), inclusive, counting from the First Disbursement Date, the Commission of advance payment shall be equal to ***% (*** percent) of the Capital to be paid in advance; and

(d) In the event that the funds applied by the Borrower for the advance payment of the Loan came from a financial or capital markets transaction structured by the Organizer, the Commission of advance payment shall be reduced *** to the advance payment Capital to the Organizer.

5.05.          In the event that, at any time during the Agreement term, the amounts paid by the Borrower are insufficient to cover the totality of the amounts overdue and unpaid payable by the Borrower pursuant to the present Agreement, the Banks shall charge the amounts received according to the following order of precedence: (i) indemnities (if there are payments due under 16.18), (ii) taxes, (iii) commissions, (iv) expenses, (v) Penalty Interests (if any); (vi) Compensatory Interests, and (vii) Capital. Therefore, the Borrower resigns to the provisions in Article 926 of the National Civil and Commercial Code.

5.06.          The Borrower agrees that the provisions of Article 900 of the National Civil and Commercial Code shall not be applicable regarding how payments are allocated as described in 5.05.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.07.          The payments made by the Borrower hereunder shall only be proved by means of written receipt signed by the Administrative Agent. The Borrower waives the payment assumptions established in Article 899 of the National Civil and Commercial Code.

5.08.          Under no circumstances shall the advance payments made entitle the Borrower to request a new disbursement for an amount equal to the amounts paid in advance.

VI
INTERESTS

6.01.          The Capital disbursed and lent under the Loan, shall accrue Compensatory Interests at an annual nominal fixed rate of 6,5% (six point five percent).

6.02. Compensatory Interests shall be computed: (i) on the total amount of the Capital disbursed and lent under the Loan that was returned and reimbursed by the Borrower to the Banks, (ii) from the First Disbursement Date and to the date on which the Borrower effectively and completely returned and reimbursed the Capital disbursed, and (iii) on the actual number of days from each of the Disbursement Dates and on a three hundred sixty five (365)-day- year basis, for which each capital disbursement day shall be included and the day of the final Capital amortization shall be excluded, pursuant to Exhibit C.

6.03.          Compensatory Interests shall be paid quarterly, by overdue periods, being the first payment payable on the third month from the First Disbursement Date, the last day of each Interest Period pursuant to the dates mentioned in the schedule in Exhibit C hereof or, when applicable, on the date a Capital advance payment is made. When a payment date of Compensatory Interests is not on a Business Day, said date shall be the first following Business Day. In that case, Compensatory Interests (and in the event that any amount payable hereunder was overdue, the Penalty Interests that may be applicable) that said new date may cause shall be computed within the same Interest Period whose due date is changed, but they will not be computed for the following Interest Period, in order to avoid paying the same amount twice.

(b)          For clarification purposes:

(i) the first payment of Compensatory Interest accrued on the amount of Capital disbursed on the First Disbursement Date shall take place on 15 June 2017 (three (3) months after the First Disbursement Date);

(ii) the first payment of Compensatory Interests accrued on the amount of Capital disbursed on the Second Disbursement Date (a) will take place on 15 June 2017 (three (3) months after the First Disbursement Date), and (b) will be computed on the number of days between the Second Disbursement Date and 15 June, 2017; and

(iii) payments of Compensatory Interests that are accrued either on the amount of Capital disbursed on the First Disbursement Date, or on the amount of Capital disbursed on the Second Disbursement Date, shall be made jointly, on each corresponding Interest Payment Date.

6.04. (a) In case of delinquency or non compliance with any payment obligation from the Borrower arising from the Loan, the Borrower shall pay Penalty Interests, additionally to the Compensatory Interests.

(b) Penalty Interests shall be accrued at an annual nominal rate equal to *** percent (***%) of the applicable rate to the Compensatory Interests and (ii) shall be computed (x) from the date on which the unpaid amounts were supposed to be paid pursuant to the terms and conditions of the Agreement, and until the date such unpaid amounts are completely and effectively paid, and (y) on the actual number of days that the delinquency or non-compliance may have lasted, and on a three hundred sixty five (365)-day-year basis (for which the first day of delinquency or non-compliance shall be included  and the last day will be excluded).

If applicable, the Penalty Interests shall be calculated by the Administrative Agent and communicated to the Banks and the Borrower.

6.05.          In the event of delinquency, the Compensatory Interests and Penalty Interests shall be quarterly capitalized and from said capitalization they shall be considered Capital for all purposes.

VII
CURRENCY OF PAYMENT

7.01.          All payment of Capital, Compensatory Interests and Penalty Interests, commissions, costs and expenses, if applicable, and any other amount that for whatever reason should be paid by the Borrower to the Banks under the Loan, shall be made exclusively in US Dollar bills as fundamental condition of this Agreement and cannot be paid in other currency or another place, whether that is provided by final judgment with status as res judicata or otherwise. The Borrower hereby declares that, through foreign trade transactions, the Borrower shall generate sufficient funds in US Dollars for the repayment of the Loan.

7.02.          Before 12:00 (time of the Autonomous City of Buenos Aires, Argentine Republic), of the respective payment date, the Borrower shall access the Foreign Exchange Market through the Administrative Agent in order to acquire the relevant US Dollars to be applied in the corresponding payment.

7.03.          The Borrower acknowledges that the funds disbursed pursuant to the Loan are collected in US Dollars, and therefore, the Borrower agrees to return the totality of the funds payable under the Loan in the same currency as lent, that is, in US Dollars, given that the Parties hereby expressly agreed, as an essential condition for the execution hereof, that the Borrower irrevocably an unconditionally obliges itself to repay the totality of the amounts payable in the same currency under the Loan solely and exclusively in the same currency in which the Banks perform the disbursements and the Loan is payable, that is, in US Dollar bills.

As a consequence, the Borrower agrees that the obligations under the Loan shall be paid exclusively in said foreign currency, being the provisions of Article 766 of the National Civil and Commercial Code of strict application, and the Borrower irrevocably waives, by virtue of its eminently financial and waivable nature, to the right to free itself from the obligation herein by delivering the equivalent to the legal tender established in Article 765 of the National Civil and Commercial Code.

In addition, the Borrower unconditionally and irrevocably waives the right to invoke:

(a) the theory of unpredictability (Article 1091 of the National Civil and Commercial Code) and  hardship (subsection a) of Article 781 of the National Civil and Commercial Code; or

(b)          subjective damages, inability to pay, abuse of rights, abuse of dominant position, frustration of the purpose, principles of equity, joint effort or any other right, and/or any other doctrine, legal figure or institute, established case law or doctrinal, that in any way exempt the Borrower from the full, entire and timely compliance with the Borrower’s obligations hereunder with a currency other than the currency to which payment the Borrower has been obliged or with an amount smaller than this, in all case, even when originating from a Governmental Fact or any other cause; or

(c)          acts of God or force majeure (Article 955 of the National Civil and Commercial Code).

7.04.          The waiver in 7.03 above was made by the Borrower based on the fact that:

(a)          the Borrower duly evaluated the current exchange parity between the US Dollar and the Peso and the certain possibility that said exchange parity may, after the execution of the Agreement, experience a significant change; in this sense, the Borrower declares that the historical evolution of the Argentinean economy rules out any alteration as extraordinary, nor as unforeseen, regardless of how sudden and how high it may be, in the quotation or parity of the foreign currency regarding the Argentinean currency, or the introduction of measures that in some way may limit the exchange markets transactions, and

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)          received the appropriate advice from professionals of different fields, and deemed convenient and necessary to assume such future risks.

In view of all the above, the Borrower assumes and takes responsibility for any circumstance (especially including circumstances of acts of God or force majeure) that may arise in future that, by affecting the Exchange markets or the mechanisms to obtain US Dollars, prevents or renders the purchase of the relevant foreign currency hereunder more onerous.

7.05.          Notwithstanding the Borrower´s obligation to pay the amounts owed under the Loan in American bills, if at any time when payment should be made but, due to exchange dispositions in the Argentine Republic, the Borrower is prevented from paying in North American Dollars, the preferred option of the Majority of the Banks is that the Borrower shall pay by means of:

(a) submitting public bonds and corporate debt or shares, of the type and series chosen by the Majority of the Banks, in enough quantity and nominal value that once they are liquidated in a market abroad or in the country selected by the Majority of the Banks, and once the corresponding taxes and/or expenses have been deducted, its proceeds in American Dollars shall be equal to the quantity in such currency owed to the Banks under the Loan; or

(b) submitting legal tender in such an amount that on the date of the payment it shall be enough, once the corresponding taxes and expenses are deduced, in order to acquire new public bonds or corporate debt or shares, of the type and series chosen by the Majority of the Banks, in enough quantity and nominal value that once they are liquidated in the country or in a market abroad selected by the Majority of the Banks, and once the corresponding taxes and/or expenses have been deducted, its proceeds in American Dollars shall be equal to the quantity in such currency owed to the Banks under the Loan; or

(c) another proceeding that the Majority of the creditor Banks shall appoint under this Loan. All the expenses, taxes and costs of these operations shall be under the responsibility of the Borrower.

In case that, for the purposes of the rights under the Documents of the Transaction before any court, notwithstanding the express obligations assumed by the Borrower to return the owed amounts under this Loan in the stipulated currency, and in case it were necessary to translate such currency into national currency, the Borrower agrees that it should be advisable to take as reference -according to the Majority of the creditor Banks under this Loan- the type of exchange rate quoted by the creditor Banks to the public on the day of determination or the type of implicit exchange rate that arises from the trading operations of the aforementioned securities.

In any of the aforementioned alternatives, the amounts owed by the Borrower shall only be considered paid and such payment shall only have releasing effects once the creditor Banks under this Loan, before liquidation as the case may be, shall receive the amount in American Dollars owed under this Loan.

7.06.          The Borrower hereby expressly and irrevocably expresses that the obligations that it assumes under this Agreement constitute absolutely independent obligations that are separate from the obligations that arise from the agreements or transactions in connection with this Agreement pursuant to the Credit Policy Rules, and under no circumstance shall the Borrower´s obligations be affected by the impossibility to comply with such agreements. Therefore, the Borrower shall have to cancel its obligations under the Documents of the Transaction in American Dollars in due time and proper form, even when due to any circumstance the allocation indicated in III should not be complied with (totally or partially), and shall have to face such debt with the whole of its capital without the possibility to invoke exceptions whatsoever.

VIII
CONDITIONS PRECEDENT TO THE LOAN

The Bank´s obligations to disburse funds pursuant to this Loan according to their Proportional Participation is subject -to each Bank´s satisfaction- to the Borrower´s expressing that as of today each and all of the following Conditions Precedent shall be complied with and in effect at the time of the disbursement of the Capital on each of the Disbursement Dates:

8.01.          That the Borrower validly signs the Agreement, the Collateral and Pledge Agreement and the Pledge Agreement in the presence of a notary public who certifies the identity and capacities of the Borrower´s signatories.

8.02.          That the Guarantor validly signs the Deposit, in the presence of a notary public who certifies the identity and capacities of the Guarantor´s signatories.

8.03.          That the Borrower validly signs the Assignment of Collateral so that the Collateral and Pledge Agreement by which such Guarantee is constituted is in effect and legally binding among its parties.

8.04.          That the Borrower gives each Bank what they may ask for, (i) a certified copy of record no. 53 of the Annual Shareholders’ Meeting of 22 November 2016, from the minutes of the Board meeting of 7 February 2017, and from any other minute of any other complementary Board meeting in which the granting of the Loan, the Assignment of Collateral, the Funds Pledged, the Pledge of Fixed Term Certificates and all the terms and conditions of the Documents of the Transaction become evident; (ii) a certified copy of record no. 164 of the Board meeting of 22 November 2016, record no. 167 of the Board meeting of 7 February 2017, and from any other record of any other complementary Board meeting in which the granting and the acceptance of all the terms and conditions of the Deposit are evidenced, (iii) a certified copy of the Borrower´s and the Guarantor´s faculties, from whom it may emerge that the agents of each of them that shall sign on their behalf and their representation the corresponding Transaction Documents are sufficiently entitled for such a deed or, in the event that the Borrower´s or the Guarantor´s president of the board of directors signs, a certified copy of the minutes of the Meeting and of the minutes of the Board Meeting where it was appointed and its registration in the Public Registry, as appropriate; (iv) a certified copy of the Borrower´s and the Guarantor´s statutes, in effect on the date this Agreement is entered into; and (v) a certified copy of the Borrower´s Share Transfer Book and other documents that accredit that Bioceres is, directly and/or indirectly, the owner of 50.01% (fifty point zero one percent) of the Borrower´s shares.

8.05.          That each and all of the Borrower´s statements and expressions shall continue to be correct and true in VIII.

8.06.          That there was not and there is not any exception susceptible to be considered as one of the Events of Breach provided for in XI as well as in any other event that, by means of written notice or the passing of time, shall reasonably constitute one of those Events of Breach.

8.07.          That there is not any attachment levied or preventive measure taken on or in relation with (i) the Borrower´s Current Account in Argentine pesos; (ii) the Borrower´s Current Account in Dollars; (iii) the Accounts of the Assignment of Collateral; or (iv) any current account opened by the Borrower in the Banks for an amount that may substantially affect the Borrower´s operations.

8.08.          That there is not any Substantial Adverse Change.

8.09.          That (i) the Borrower signs and submits the Promissory Notes to each of the Banks, and (ii) the Guarantor guarantees those Promissory Notes, as provided in 4.04.

8.10.          That there is not significant adverse modifications in the Bank´s legal framework (in terms of laws, regulations or their corresponding interpretations) that may imply the imposition of limits of portfolio, technical relations; obligatory, recommended or guiding interest rates, deposits or cash holdings with respect to the assets or deposits necessary to maintain the Loan, or that may significantly restrict or interfere in the Bank´s credit activity, or that may significantly become adverse and/or inadvisable and/or impossible for any of the Banks regarding the disbursement of the Loan.

8.11.          That no substantial adverse changes occur in the political or economic situation of the Argentine Republic and/or in the local financial market and/or in the international financial markets, which shall (i) significantly affect the Banks´ profitability regarding the granting of the Loan, and/or (ii) become significantly adverse and/or inadvisable and/or illegal for any of the Banks, the disbursement of the Loan.

8.12.          That the Administrative Agent and each of the Banks receive, at their own satisfaction, a legal opinion from the Borrower´s internal legal consultant regarding the Loan and the other Transaction Documents.

8.13.          That the Banks (i) obtain internal authorizations or approvals, in order to grant the Loan and carry out any other deed referred to in the Transaction Documents, and (ii) finish the Borrower´s process of legal, accounting and financial due diligence which, at its exclusive discretion, resulted satisfactory.

8.15.          That the Borrower does not owe taxes, costs, fees and other expenses as set forth in XIII and XIV hereby.

If at the moment of the fund disbursement pursuant to the Loan in the corresponding Dates of the Disbursement and/or their delivery to the Borrower, it was not checked that the aforementioned conditions precedent have been complied with in the reasonable judgment of each of the Banks, then the expiration of the Borrower´s right to demand the Banks the disbursement of such funds or their delivery to the Borrower shall be considered automatically operated, except that the Administrative Agent informs the Borrower by written notice within *** Business Days since the moment when the fund disbursement took place pursuant to this Agreement and/or their delivery to the Borrower, that the Banks unanimously decided to proceed to the disbursement committed by each of the Banks pursuant to the Loan and their delivery to the Borrower despite the event of default of the corresponding Conditions Precedent (to clarify concepts, without the Banks having the possibility to claim any particular penalty or commission to the Borrower due to the event of default of one or more of the Conditions Precedent). The Banks´ decision to disburse pursuant to the provisions hereby may not be rejected by the Borrower, with the Parties having to separately subscribe a complementary addendum to this Agreement by means of which the planned schedule shall be adjusted to as Exhibit C.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IX
DECLARATIONS AND WARRANTIES OF THE BORROWER

The Borrower declares and warrants that the representations are true, complete and exact on the date of this Agreement and at the moment of the disbursement of the Loan in each of the Dates of Disbursement:

9.01.          That the Borrower is a corporation duly organized, registered and existing under the laws of the Argentine Republic, with all the necessary faculties to carry out operations and business in which it currently participates (included in its corporate purpose), and its capital stock is duly subscribed and totally paid-in.

9.02.          That the Borrower is not in default of any of the liens, duties, commitments and obligations imposed by the governing laws, and has obtained and keeps in effect all the agreements, authorizations, permits, consents and approvals that may render necessary at federal, inter-jurisdictional, provincial and municipal levels in order to carry out their corporate activities.

9.03.          That the Borrower shall not be obliged to ask for authorizations or approvals from any authority or governmental department, judicial authority or from any other person, both from public or private law (including but not limiting lenders, creditors, shareholders, insurance companies, financial institutions) in order to take the Loan and carry out any other deed contemplated in the Transaction Documents, or, in case it was necessary to require them, they should be obtained.

9.04.          That the Transaction Documents constitute legal acts that the Borrower is legally capable and authorized to carry out by virtue of the respective legal and statutory dispositions that govern its activity, and that the Transaction Documents are signed after all the necessary internal approvals were obtained, without violation of the legal, statutory, assembly or contract disposition whatsoever, without any additional authorization being necessary. Likewise, the powers by virtue of which the Borrower´s signatories subscribe this Agreement were duly granted and are the result of an office in effect, and they grant enough faculties for the signing of the Transaction Documents to oblige the Borrower pursuant to the Loan to carry out any deed contemplated in the Transaction Documents.

9.05.          That the Borrower´s contractual obligations pursuant to this Agreement and the remaining Transaction Documents of which the Borrower is a party are valid and binding obligations, payable in their own terms and constitute direct obligations, non-subservient and not conditional of the Borrower, guaranteed by the Assignment of Collateral, Pledge of Funds, the Deposit, the Pledge of Fixed Term Certificate and the Promissory Notes.

9.06.          That the Borrower is not in default by virtue of any agreement or obligation of which it is a party, or which it shall be obliged to, with respect to any order, decision, court order, demand of payment, decree or claim or any court, arbitration board or governmental department or national, inter-jurisdictional, provincial o municipal department of the country or abroad that may (i) affect the validity, lawfulness or execution of the Transaction Documents, or (ii) affect the Borrower´s compliance of the obligations pursuant to the Transaction Documents.

9.07.          That the Borrower has no pending debt claim registered nor does it know of the imminence of dispute, investigation or legal or administrative proceedings before any national or international, provincial or municipal court or administrative authority, or any arbitration proceeding, from which the Borrower, its shareholders and/or third parties may (i) affect the validity, lawfulness or execution of the Transaction Documents, or (ii) affect the Borrower´s compliance with its obligations under the Transaction Documents. Additionally, the Borrower claims (i) that not even the court proceedings mentioned in its notification of relevant fact, published in the Financial Information Highway of the CNV/NSC website (www.cnv.gob.ar) dated 25 October  2016 (ID No. 4-429740-D), or the precautionary measure of restraining order mentioned therein, or any other related proceeding may affect or shall affect (y) the validity, lawfulness and execution of the Transaction Documents, or (z) the Borrower´s compliance with its obligations under the Transaction Documents; and (ii) that the granting of the Loan and the Warranties pursuant to the Transaction Documents shall not imply, under no circumstances, patrimonial detriment for Rizobacter.

9.08.          That the signing, execution and/or compliance with the Transaction Documents does not violate any disposition that may arise from any governing law and/or decree and/or rule and/or regulation of any national, inter-jurisdictional, provincial or municipal governmental body, and, likewise, it does not violate any competent judicial court or arbitration board or administrative authority that the Borrower was subjected to, and/or disposition that may arise from the Borrower´s bylaws in effect (or pending statutory modifications to be registered) and/or any Encumbrance, debt instrument, agreement or any other commitment in regard to which the Borrower were a party or by which it should be obliged.

9.09.          As from the date of the Quarterly Financial Statements ending 30 September 2016 (which the Banks took into consideration to grant the Loan, and which represent in an appropriate form the Borrower´s financial situation and the result of the operations up to that date, pursuant to GAAP), and up to the date of the execution of this Agreement, there was not any Substantial Adverse Change.

9.10. That the Borrower´s Financial Statements, their exhibits and other information thereto, from which the Borrower has submitted copies to the Banks, represent in appropriate form the financial situation and the result of the Borrower´s operations up to date, pursuant to GAAP.

9.11.          The Borrower has provided the Banks with all the information pursuant to the activities required by the Banks, and all the information provided to the Banks in relation with the preparation, negotiation and execution of this Agreement and the Transaction Documents is true and correct and has no incorrect data about any relevant fact, nor does it omit any relevant fact (understanding as such that which may influence the Bank´s decision to grant the Loan and/or that makes it difficult or impossible to comply for the Borrower with its obligations hereby) that may become necessary or convenient to highlight, under the circumstances, so that such information shall not render incorrect or ambiguous.

9.12.          That, except for the Encumbrances mentioned in the Quarterly Financial Statements corresponding to the three-month-period ending on 30 September 2016, the Collateral Assignment of Rights under the Assignment of Collateral, the Funds pledged under the Funds Pledge and the Fixed Term Certificates object of the Pledge of the Fixed Term Certificate, the Borrower´s rights and assets are not subject to any Encumbrance whatsoever.

9.13.          That the Borrower is not informed, to the best of its knowledge, that there are possibilities by which a substantial portion of its assets may be executed or expropriated, or that a substantial portion of its assets may lose their value, or any other event that may affect the Borrower´s compliance of its obligations pursuant to this Agreement and the other Transaction Documents.

9.14.          The Borrower is not in default regarding taxes of any kind and/or public utilities, or labor liabilities and social security obligations, except for those cases in which (i) the Borrower may question them by means of the corresponding legal instruments and in good faith and as long as the corresponding provisions were taken, pursuant to PCGA, and (ii) may not affect the Borrower´s compliance of its obligations pursuant to this Agreement,

9.15.          The Borrower keeps in effect all the insurances required by law and/or customary for the companies that perform similar businesses and/or have similar goods, all of which have been insured with insurance companies of recognized authority and reputation.

9.16.          The Borrower is not an affiliate and/or parent company, in terms of Communication “A” 2,573 of BCRA, regarding any of the Banks.

9.17.          That in order to subscribe this Agreement and borrow the Loan, the Borrower has received the duly legal, accounting and financial advice, and has made the decision to ask for a Loan subject to all and each of the terms and conditions set forth hereby.

9.18.          That neither the Borrower nor any Borrower´s director, manager or official meet the conditions to become a “Politically Exposed Person” (PEP), pursuant to Communication “A” 5.740 of BCRA (as modified and/or complemented) and neither is it controlled by a Person that meets those characteristics. The Borrower shall commit itself to notify the Administrative Agent about any change within *** Business Days.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.19.          That the funds used to pay the Banks pursuant to this Agreement shall have a legitimate origin. In case any of the Banks shall require it, the Borrower is obliged to produce before the Administrative Agent the documents that support the origin of the funds and provide a copy of such document.

9.20.          The Borrower is Solvent. “Solvent” means, as for the Borrower, that (i) its assets, valued at a market price, are higher than the amount of its debts; (b) is capable and shall be capable of paying its obligations in due time; and (c) has the reasonably enough capital to conduct its own business.

9.21.          The Borrower recognizes that the operation object of this Agreement corresponds to the Banks´ commercial portfolio, pursuant to the classification of the BCRA.

9.22.          The Borrower recognizes that, before signing this Agreement, the Banks provided enough information for the Borrower to confront the different credit offers existing in the system, published by the BCRA.

9.23.          That the Borrower is the sole owner of the Rights Granted, the Funds and the Fixed Term Certificates, which are free from any Encumbrances.

9.24.          The Borrower shall assign the totality of the Loan funds to comply with the intended use of the funds as set forth in III.

9.25.          The Borrower states that it is affected by the provisions in article 1 of the Provincial Decree No. 3884/93, validated by Law No. 11.490 of the Province of Buenos Aires, being an industrial enterprise, so the Agreement and the remaining Transaction Documents are exempted from paying stamp tax in the Province of Buenos Aires by virtue of the provisions in the aforementioned regulation.

The Borrower claims that all the representations included in IX are correct and true in all their significant aspects and do not omit any fact or situation that may turn them untrue or misleading in view of the circumstances in which they were carried out. The Borrower acknowledges that the representations and statements in IX have been decisive for the approval of the Loan and the Banks enter into this Agreement because they trust in their veracity.

X
OBLIGATIONS OF THE BORROWER

Since the execution of this Agreement and during all the time in which any amount owed pursuant to this Agreement should be pending payment, for any reason whatsoever, the Borrower agrees irrevocably and unconditionally to carry out all the acts and deeds as follows:

10.01.          To pay in due time (i) the indemnities (in case there were payments due under 16.18), (ii) taxes, (iii) commissions, (iv) expenses, (v) Penalty Interests, if any, (vi) Compensatory Interests, and (vii) Capital, and any other concept payable by the Borrower, as set forth in this Agreement.

10.02.          To (i) carry out any reasonable act to keep in effect all the rights, permits, authorizations, agreements, powers of attorney, prerogatives, registrations, leaves and the like, all necessary for the regular management of its activity, business or operations and the compliance of its obligations; (ii) to keep all its goods in good condition and working order, except for the fair wear and tear, (iii) not to carry out any action that may adversely affect the validity and/or efficiency of the Transaction Documents, (iv) to hire and keep in force all the necessary insurances pursuant to the legal requirements and usual standards in the Argentine Republic for the activity that the Borrower develops, and (v) that its main activity shall always be included in its corporate purpose. The Borrower shall order that its subsidiaries shall also comply with all those obligations.

10.03.          To submit to the Administrative Agent as many exhibits as Banks shall become the Borrower´s creditors pursuant to this Agreement at the moment when submitting: (a) the Borrower´s Annual Financial Statements related to the annual fiscal year in question, together with the corresponding certificate by the Auditor in relation with the fiscal year in question, as soon as these have been issued and they are available, which under no circumstance may occur before what occurs before (i) *** days counted as of the closing date of the corresponding fiscal year, or (ii) *** Business Days counted as of the date when the Annual Financial Statements are submitted before CNV/NSC, and (b) the Borrower´s Quarterly Financial Statements corresponding to the period in question, together with the corresponding Auditor´s certificate for the term in question, as soon as they have been issued and they are available, which under no circumstance may occur after what occurs before between (i) *** days counted as of the closing date of the corresponding quarter, or *** Business Days counted as of the date when the Quarterly Financial Statement are submitted before CNV/NS.

10.04.          To comply in due form and time with each and all of the obligations thereunder which arise from the Agreement and the rest of the Transaction Documents.

10.05.          To refrain from carrying out Disposal of Assets.

10.06.          To refrain from disposing the anticipated dissolution, liquidation, fusion, transformation or division of the Borrower.

10.07.          Except for the Encumbrances mentioned in the Quarterly Financial Statements for the three-month-period ending on 30 September 2016, the Assignment of Collateral and Pledge Agreement, and the Pledge of Fixed Term Certificates, to refrain from granting or allowing the existence of any Encumbrance, whatever its range, priority or privilege, over the assets, goods and/or rights of the Borrower (including but not limiting, the Assigned Rights) except for the previous expressed written consent of a Majority of the Banks.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.08.          To provide the Banks with the required information over the business management, including amounts of sales, debt, list of current agreements, monthly invoicing, itemizing VAT and expiry date, and any fact that may significantly affect the Borrower.

10.09.          (a) Not to (i) distribute advanced payments, profits or dividends during the term of this Agreement, and/or (ii) pay advanced payments, fees (for services, advise or any other nature) or compensations to its shareholders, in their capacity as directors and/or trustees of the Borrower and/or of any other nature, in each fiscal year. The compensation that the Borrower pays to the directors that provide managerial services and/or technical-administrative services to the Borrower shall not be considered within the above-mentioned restriction; and (b) Not to grant loans or deposits, guarantees of any kind, in favor of any Affiliate Company, for an amount in excess of 5.000.000 (five million American Dollars).

“Affiliate Company” means, in relation with a Person, at any time, any other Person directly or indirectly controlling or controlled by, and/or subject to common control with such Person.

10.10.          To keep during the term of the Loan:

(a)	a ratio between Financial Debt and EBITDA not higher than 3x;

(b)	a ratio of Interest Coverage Rate higher than (i) 1.2x for 2017, (ii) 1.5x for 2018, and (iii) 2x for 2019 and 2020, and

(c)	a ratio between Liabilities and Assets lower than (i) 0.85x for 2017, (ii) 0.825x for 2018, and (iii) 0.8x for 2019 and 2020.

“Asset”: as defined by the Borrower´s Financial Statements, pursuant to PCGA.

“Financial Debt” means, in relation with a Person, at any moment, without duplication: (i) all its obligations as borrowers to provide amounts of money and the amounts derived from their respective refinancing; (ii) all its financial obligations instrumented in negotiable bonds, bonds, bills of exchange, promissory notes or similar negotiable instruments (except credit invoices or the certified invoicing or similar commercial documents, and the commercial accounts to pay or current obligations that may arise from the regular course of business); (iii) any debt belonging to such Person that may arise or be created pursuant to a conditional sale or repurchase agreement; (iv) any net exposure from that Person to contracts of futures and options and financial derivatives of any kind, whether interest rate or currency, as long as they are registered as liabilities in the more recent financial accounts issued pursuant to PCGA; (v) third parties’ financial debt guaranteed directly or indirectly by such Person, by means of deposits, warranty or any other personal guarantees or that may imply the assumption of personal obligations of such Person in relation with any Financial Debt of a third party; (vi) all the obligations to pay the balance of the price derived from operations of purchase and sale, hiring of work or services, except, in all the previous cases, for those derived from the accounts payable generated during the ordinary course of business, as long as they are not past due for more than 90 (ninety) calendar days; and (vii) all the obligations taken in order to obtain financing in the form of financial leasing or the like, which shall be posted the accounts as a financial obligation pursuant to PCGA.

“EBITDA” means, as of the date of its cost estimates, in order to comply with the commitment in this clause, the Borrower´s and its subsidiaries’ ordinary earnings before interest, income tax, depreciation and amortization of all its goods, resulting from its possession, including but without limitation to tangible and intangible goods for 12 months corresponding to the Borrower´s annual fiscal year ending on June of the year immediately before the date of the estimate, all terms being defined pursuant to PCGA and the Professional Accounting Standards. The estimate of the Borrower´s EBITDA shall be done based on the Borrower´s latest Annual Financial Statements.

“Liabilities”: as defined in the Borrower´s Financial Statements, pursuant to PCGA.

“Relation of the Interest Coverage Rate” means, on the date when the determination is carried out, the relation obtained from dividing: (a) The Borrower´s EBITDA; by (b) all the interests, commissions, fees, prepayment penalty, bonus and, in general, any other payment related to the Borrower´s Financial Liability, except for the capital payments, value added tax and other indirect charges, paid or accrued, payable to the Borrower´s Financial Liability creditors, in both cases with respect to the last 4 (four) terms immediately previous to such date.

The relations indicated in 10.10 shall be estimated on the basis of the Borrower´s Annual Financial Statements corresponding to the fiscal year, ending in June of the year immediately previous to the date of the estimate; expressly stating that the estimate of the aforementioned relations shall be carried out at the end of the Borrower´s annual fiscal year.

10.11.          To provide the Banks with information that shall allow them to comply with their obligations pursuant to Communication “A” 2,573 of BCRA, and those which may substitute or modify them.

10.12.          To inform the Administrative Agent irrevocably and immediately its integration in “Economic Groups”, pursuant to the terms set forth in Communication “A” 2.140 of the BCRA, its complementary regulations or the ones that shall substitute them in the future.

10.13.          To subscribe and substitute Promissory Notes, to the Banks´ full satisfaction, at all times as appropriate and pursuant to this Agreement; as well as to substitute the outstanding Promissory Notes within *** Business Days after required, by means of any other suitable instrument in order to grant them access to the enforcement proceedings, in case that, as a consequence of a Government Fact, such Promissory Notes should no longer be effective as such or shall stop being enforceable through enforcement proceedings as set forth in the Argentine Code of Civil and Commercial Procedures.

10.14.          To allow the Banks to provide public information about the Borrower to their corresponding parent company and/or head offices, including information pursuant to this Agreement and the remaining Transaction Documents.

10.15.          At all times, to keep open and operative (i) the Borrower´s Current Account in Pesos; (ii) the Borrower´s Current Account in Dollars; (iii) Assignment of Collateral; or (iv) any other current account opened by the Borrower in any of the Banks.

10.16.          To notify the Administrative Agent in writing within *** Business Days about any Event of Breach, or any other event by means of written notice or the passing of time or any other predictable circumstance that may constitute one of those Events of Breach, or any other circumstance that may affect the Borrower´s capacity to comply with its obligations pursuant to this Agreement and/or the remaining Transaction Documents and/or should jeopardize, diminish, or debilitate the full enforceability, completeness, scope, enforceability, execution and/or enforceability as to third parties of the Transaction Documents that it subscribes, and in any of the aforementioned events, shall inform the Administrative Agent about the actions taken to rectify them.

10.17.          To apply the disbursed funds pursuant to this Agreement to the allocations indicated in III and to fulfill the obligations imposed by the BCRA regulations, including the Credit Policy Rules.

10.18.          In order to allow the control of all the commitments stated in this Agreement, the Borrower shall submit the Administrative Agent, every time it requires so, a certificate issued and signed, indistinctly, (i) by the Auditor, or (ii) by the Borrower´s legal representative together with the Borrower´s Finance Director or Manager, where: (a) it states that it complies with all the obligations set forth in X, and (b) specifies the financial commitments set forth in 10.10 what (y) its situation is regarding its compliance on the date of the certificate, and (z) its estimate of compliance at the end of the current fiscal year. Such certificate shall be distributed by the Administrative Agent to the Banks.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.19.          To (a) keep at all times taxes, encumbrances, and/or social security obligations and/or national, provincial or municipal contributions paid, except those cases in which the Borrower should question them using the corresponding legal proceedings and in good faith and as long as the corresponding reservations have been made pursuant to PCGA, (b) comply with labor, social security and/or environmental guidelines that render applicable and are in force at all times, and (c) comply with all the regulations of the governing law and all regulations, orders or decrees of any national, provincial or municipal governmental body, or court that the Borrower should be submitted to, and its own by-laws, and any Encumbrance, instrument or agreement or other commitment that the Borrower may be a party or is obliged to.

10.20.          At all times, at a Bank’s request, to provide the Administrative Agent with all the information to fully comply with the governing regulations applicable to each Bank, including without limitation, the regulations issued by the BCRA o by UIF/ FIU; and to allow the Banks access and inspection of all the books and financial records of the Borrower at the Borrower´s address.

10.21.          To keep the amounts owed by the Borrower pursuant to the Transaction Documents with the same priorities, guarantees and privileges of collection of payment of unsecured obligations not guaranteed by the Borrower, pursuant to the governing regulations.

10.22.          To ratify the signature and final terms and conditions of the Transaction Documents, to the full satisfaction of the Banks, at the Borrower’s first Shareholders´ Meeting to be held in 2017, submitting a certified copy of the minutes to each Bank within *** Business Days as of the date the meeting was held.

10.23.          That the Assignment of Collateral instrumented by the Assignment of Collateral and Pledge Agreement is duly constituted, executed, in effect and enforceable before third parties, and that as many acts as necessary shall be taken for the execution, effectiveness and enforceability before third parties in terms and conditions acceptable for the Banks, including that within *** Business Days after entering into the Assignment of Collateral and Pledge Agreement, the Borrower shall notify the Assigned Debtor of the Assignment of Collateral (pursuant to the term as defined in the Assignment of Collateral and Pledge Agreement) in the terms of article 3.1 of the Assignment of Collateral and Pledge Agreement.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

XI
EVENTS OF BREACH

Should one or several of the following events (“Events of Breach”) occur and persist:

(i)          Should the Borrower fail to pay in due time and proper form any amount owed pursuant to this Agreement and/or the remaining Transaction Documents; and/or

(ii)          should the Borrower fail to fulfill in due time and proper form any of the duties and liabilities arising from this Agreement and from the remaining Transaction Documents (other than the liabilities mentioned in (i) above) before the deadlines expressly agreed upon for their fulfillment, or should such deadlines fail to be expressly set forth, within the following *** business days, once duly notified or once aware of such situation, whichever occurs first; and/or

(iii)          should the Borrower enter into out-of-court reorganization agreements, declare suspension of payments, be requested bankruptcy or be appointed a financial controller or an official receiver of its assets, or should the Borrower be liquidated or should it file a bankruptcy claim or start reorganization proceedings, or should it enter into transfer agreements with its creditors for the payment of goods or should it request extension or refinancing of its liabilities, or in the event of any other fact or situation with a similar effect to the ones herein mentioned; and/or

(iv)          should the Borrower fail to fulfill any other liabilities it has undertaken pursuant to the Transaction Documents, or any other liabilities of any nature with the Banks or any other third parties; and/or

(v)          Should the Borrower (i) fail to fulfill in due time and proper form any other liabilities with third parties for an amount that equals or exceeds ARS *** (*** pesos) or an equivalent amount in any other currency, unless such default on payment had been remedied within the legal/contractual terms applicable; or (ii) should the Borrower fail to fulfill the agreement terms and conditions regarding the liabilities herein referred to, should such default on payment cause the acceleration of the terms applicable to the said liabilities (even when those terms had not been expressly stated) and provided that such default on payment had not been remedied within the contractual and/or legal terms applicable; and/or

(vi)          should any of the Borrower’s current accounts be closed due to legal provisions or regulations o due to reasons attributable to the Borrower; and/or

(vii)          should any government authority confiscate, nationalize, seize or in any other way expropriate the whole or a substantial part of the Borrower’s property, assets or share capital, or had any government authority taken control or custody of said assets or should it take control of the Borrower’s business and transactions; and/or

 (viii)          should the Borrower’s Board of Directors or the Shareholders’ Meeting adopt a resolution for the Borrower to liquidate or dissolve, or otherwise cease its activities, or should a competent court issue an order for the Borrower to do so; and/or

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ix)          Should the Borrower experience a Change of Control; and/or

(x)          should the Borrower cease to perform the whole or a substantial part of its activities and transactions for a minimum period of *** calendar days ; and/or

(xi)          should the Borrower’s fulfillment of any obligation arising from this Loan and from the remaining Transaction Documents be deemed illegal or unlawful, and/or should any of those obligations ceased to be valid, binding and/or enforceable; and/or

(xii)          should the Borrower fail to implement a measure, fulfill a condition, or perform an action (including consents, approvals, authorizations, exemptions, licences, orders or registrations to be obtained or complied with) provided that they be implemented, o fulfilled or performed at any time in order to (i) enable the Borrower to exercise those rights it may deem reasonable to exercise, or to enable the Borrower to fulfill its obligations under this Loan and the remaining Transaction Documents, (ii) ensure that the said obligations are legally binding and enforceable pursuant to the terms and conditions set forth therein, and (iii) ensure that the Transaction Documents are admitted as valid evidence by any court in the Argentine Republic; and/or

(xiii)          had the Borrower provided any evidently false or inaccurate information in the statements made in this Agreement or had it made any material omission in the data provided herein; and/or

(xiv)          should the Borrower be prevented from fulfilling its corporate purpose; or should it change its corporate purpose; and/or

(xv)          should an attachment be levied or any other provisional remedy be ordered on any of the Borrower’s property, assets and/or significant rights, or should a restraint of the Borrower’s property be ordered, and such attachment and/or provisional remedies were not released on the first procedural opportunity available; and/or

(xvi)          should such attachment or provisional remedies be levied and, should the Borrower fail to fulfill the payment of one or more final judgments, including but not limited to enforceable judgments against the Borrower for an amount exceeding ARS*** (*** Argentine pesos) or an equivalent amount in any other currency, either on a single or cumulative basis over the last *** months immediately prior to that moment; and/or

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(xvii)          should the Borrower’s Auditor issue (i) an adverse opinion report [(x) meaning an opinion report concluding that the Borrower’s Financial Statements do not clearly show its assets and liabilities, the financial results of the transactions performed and the changes in its financial situation, pursuant to the GAAP and the current legislation applicable, and (y) not meaning an unqualified opinion report]; or (ii) a report with a “disclaimer of opinion” regarding the Borrower’s Financial Statements; and/or

(xviii)          should any of the Collateral be affected in its scope, content, value or enforceability, at the discretion of the majority of the Banks; and/or

(xix)          Should any Person make an objection, or raise an issue or questioning regarding the Assignment of Collateral of the Rights Assigned for the Assignment of Collateral, regarding the Funds for the Funds Pledge and/or regarding the Fixed-Term Certificates for the Pledge of the Fixed-Term Certificates, providing such issue or questioning may prevent said Collateral from becoming effective and being valid, legally-binding and enforceable between the parties and any other third parties, consequently, in any of the events previously described, delinquency will automatically occur, no prior notification necessary, nor the Majority of the Banks required. All the debts the Borrower has under this Agreement and under the remaining Transaction Documents may be deemed due and payable by the Banks, and they may demand full and immediate payment of the Capital owed plus Compensatory Interest (and, in the event of delinquency on payment of any amount owed hereunder, the Penalty Interest that may also be applicable), Loan commissions, attorney professional fees, costs, legal costs and any other resulting expenses, as well as payment of any other amounts that, for any reason and/or concept, shall be paid under this Agreement and the remaining Transaction Documents and execution of the Promissory Notes (an “Acceleration”). In case of delinquency, Compensatory and Penalty Interests shall be capitalized every *** and, once capitalized, they shall be deemed part of the Capital for all the purposes that may apply. The Banks may jointly and unanimously revoke this Acceleration, by means of prior notification to the Borrower, provided that, after Acceleration occurs, (a) the Borrower pays any amount owed pursuant to this Loan, and (b) any other event of breach is remedied.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SECTION XII
DEBIT IN ACCOUNT / ACCOUNT SETOFF

12.01.          In case of delinquency payment, the Banks and the Administrative Agent shall be entitled to debit, either jointly or individually, even if the account is overdrawn, any amount owed by the Borrower under any Transaction Document which has not been paid in timely and proper form, carrying out this transaction from any bank account (either in the local or a foreign currency) that the Borrower may keep open with the Banks and/or the Administrative Agent, and such debit shall not be deemed a novation of the obligations undertaken by virtue of this Agreement, as set forth in Sections 934 and 935 of the Argentine Code of Civil and Commercial Procedure. Therefore, the Borrower shall pay the amount owed under this Agreement and under any other Transaction Document to the Banks and/or the Administrative Agent pursuant to their terms and conditions, notwithstanding the Banks and/or the Administrative Agent’s right to act based on the current account balance due, as long as it is duly certified by the relevant summary proceedings. Pursuant to Subsection a) of Article 1404 of the Argentine Code of Civil and Commercial Procedure, the Borrower waives the right to close its accounts in the Banks and in the Administrative Agent’s office provided that there are amounts owed pursuant to the Transaction Documents. The Borrower also undertakes to keep enough funds credited in its accounts for them to remain active and operating.

12.02.          Had the Borrower failed to pay in due time any amount owed to any Bank and/or to the Administrative Agent under this Agreement, and had acceleration of the terms been declared, if applicable, each Bank and/or the Administrative Agent (as applicable) is hereby authorized to set-off and apply each and every deposit, either general or special, on demand or fixed-term, temporary or final, which had been made at any time in said Bank and/or in the Administrative Agent, as well as any other amount owed to the Borrower by the Bank and/or by the Administrative Agent, whichever the reason, against each and every payment obligation the Borrower may have with said Bank and/or with the Administrative Agent pursuant to this Agreement, notwithstanding whether such deposits, amounts or assets belonging to the Borrower had reached maturity.

12.03.          Should any of the Banks and/or the Administrative Agent perform a set-off in compliance with Section 12.02, the set-off amounts shall be applied according to the order of precedence set forth in Section 5.05. Therefore, the Borrower waives the rights set forth in Article 926 of the Argentine Code of Civil and Commercial Procedure.

XIII
TAXES

13.01.          The Borrower shall be the sole responsible for paying the total amount of the national, provincial or local taxes applicable immediately and upon the sole written request of the Banks (including, without limitation, stamp tax, value added tax on interests and commissions and income tax withholdings) and/or any other duties and/or charges, either current and/or future, that may be payable due to the grant, implementation, fulfillment or execution of the Transaction Documents.  The Borrower undertakes to reimburse the Banks any amount they may have paid for that reason. It is hereby set forth that the Borrower shall not be responsible to pay the total amount of the national, provincial and local taxes, fees and charges levied on the Banks’ income and/or property (including, without limitation, earnings on interests).

13.02.          (a) All payments the Borrower shall make to the Banks pursuant to this Agreement shall be net and free of any tax deductions or withholdings, unless the Borrower is legally obliged to perform such tax deductions or withholdings, in which case the amount to be paid by the Borrower, from which such a tax deduction or withholding should be performed, shall be increased to the extent necessary for each Bank to receive (free of any liability related to tax deductions or withholdings) a net amount equal to the amount the Bank would have received had such tax deduction or withholding not been performed, except in case such tax deduction or withholding is performed by the Borrower to pay any tax, fee or charge levied on the Banks’ income and/or property (including, without limitation, earnings on interests).

(b) The Borrower shall reimburse the Banks and/or the Administrative Agent immediately and upon their sole request, and shall also submit the corresponding payment receipt, for any tax (including any fine, interests or penalty applicable) that the Banks and/or the Administrative Agent may have paid and that shall be paid by the Borrower pursuant to Section XIII.

c) The liabilities undertaken by the Borrower under this provision shall be enforceable notwithstanding (i) a disbursement of the Capital provided under this Agreement is performed; (ii) all the amounts owed to the Banks pursuant to the Transaction Documents are cancelled by the Borrower, and/or (iii) the term and validity of this Agreement.

XIV
COSTS AND EXPENSES

14.01.          The Borrower shall be the sole responsible for paying, upon request of the Administrative Agent and/or the Banks, the total amount of the reasonable expenses and/or costs, properly documented, and/or any other reasonable and properly documented expense that may be due as a result of the implementation and/or fulfillment and/or execution of the Transaction Documents, including, without limitation, the attorney professional fees to be paid for their implementation and execution, as well as the corresponding expenses and Value Added Tax payable to the firm ***, which shall not exceed the amount agreed upon by in a separate agreement entered into. The Borrower shall reimburse the Banks any amount they may have paid for any of the reasons mentioned in this Section. The attorney professional fees the Borrower shall pay when entering into this Agreement shall not cover the professional fees to be accrued once this Agreement and the remaining Transaction Documents are executed, for their judicial or extrajudicial enforcement. Such attorney professional fees shall be at the sole expense of the Borrower’s.

14.02.          The liabilities undertaken by the Borrower under this Provision shall be enforceable notwithstanding (i) the Capital disbursements provided in this Agreement have been made (being it hereby set forth, however, that the Borrower shall not afford any expense in favor of a Bank that may fail to disburse the funds on the corresponding Disbursement Date and based on its Proportional Share for a reason only attributable to that Bank), (ii) the fact that all the amounts owed by the Borrower had been paid to the Banks pursuant to the Transaction Documents, and/or (iii) the term of this Agreement.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

XV
ASSIGNMENT OF RIGHTS AND OBLIGATIONS

15.01.          Any of the Banks (as well as any of their assignees) may freely assign their rights and obligations to (i) any of its affiliate companies, and, in such case the Banks shall duly serve the Borrower notice within a period of *** Business Days as of the execution of the assignment; and/or (ii) any financial institution or entity domiciled in any of the countries following the standards of the Basel Banking Committee, and, in such case, the Banks shall duly serve the Borrower notice within a period of *** Business Days as of the execution of the assignment; and/or (iii) one or several financial trusts as part of a securitization performed in compliance with Section 70 of Act No. 24441, in which case it shall not be necessary to notify the Borrower about the whole or part of the benefits and/or rights, and/or shares, and/or duties, and/or charges, and/or obligations enforceable under this Agreement. The Banks may also assign the whole or part of the benefits, rights, shares, duties, charges, obligations or contractual position they may have pursuant to the Loan to any Person other than the ones abovementioned as long as they have the Borrower’s prior written consent, which shall not be rejected without reason nor delayed for a period longer than *** Business Days if required, being it hereby set forth that, in case said period expires, it shall be deemed accepted if the Borrower fails to either accept or reject the assignment request. Such Borrower’s consent shall not be necessary in case, at the time of executing the assignment, the Borrower had failed to fulfill any of its obligations under this Agreement.

Pursuant to the terms and conditions of said assignments, each assignee, once the assignment is legally served to the Borrower and the Administrative Agent, shall have the same benefits and/or rights, and/or shares, and/or duties, and/or charges, and/or obligations and/or contractual position as the assigning Bank would have had under this Agreement if no assignment had been carried out.

15.02.          In case of an assignment of rights executed by any of the Banks under this Agreement, the assigning Bank shall be entitled to request the Borrower to replace its Promissory Notes for new Promissory Notes to be issued by the Borrower in favor of the assignee and/or assignor, based on the proportional Capital and Interest (as applicable) each of them may have as a result of the assignment. The Administrative Agent shall send the relevant notifications upon request of the interested party.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

As a precondition for the issuance of the Promissory Notes mentioned in the previous paragraph, the assigning Bank, in such case, shall provide the Borrower with the Promissory Note (and/or request its replacement, under the terms in Section 4.04, in case of a partial assignment) which it may have issued in its favor under this Agreement.

15.03.          The Borrower shall not assign any of its benefits and/or rights, and/or shares, and/or duties and/or charges and/or liabilities and/or contractual position resulting from this Agreement and from the remaining Transaction Documents without the Banks’ prior written consent.

15.04.          Each Bank may sell a share of their rights and obligations under this Agreement, subject to the fact that the Bank selling its share shall remain a contractual partner of the Borrower concerning all its rights and obligations under this Agreement (regardless of the agreements between the Bank selling its share and the Person buying it, pursuant to the legal instruments both parties enter into).

XVI
ADMINISTRATIVE AGENT.  INDEMNITY

16.01.          The Administrative Agent shall be legal entity through which the Borrower shall interact with the Banks for all the issues concerning this Agreement, notwithstanding all the limiting and specific exceptions that may be set herein and the transactions that the Banks may agree with the Borrower as long as they are not related to this Agreement. In this capacity, all decisions adopted by the Administrative Agent involving the Borrower and regarding this Agreement shall be deemed accepted by the Banks and the Borrower may not object to the Administrative Agent’s representation, legitimacy or authority. Consequently, the Administrative Agent shall have no obligation or responsibility, neither tacit nor implicit.  The Administrative Agent shall not be required to adopt any course of action deemed contrary to this Agreement or to the current legislation, or that may imply any kind of responsibility for the Administrative Agent.

16.02.          The Administrative Agent shall:

(a)
share all the information received from the Borrower with the Banks, either provided spontaneously or upon the Administrative Agent or the Banks’ request, within a period of *** Business Days upon reception; and

(b)
briefly inform any dealing, negotiation or proceeding carried out with the Borrower or before it, in the capacity of Administrative Agent, within a period of *** Business Days once such dealing, negotiation or proceeding takes place.

16.03.          The Administrative Agent shall not be responsible for any information, assertion or statement provided by the Borrower, and which the Borrower may have made or may make in the future concerning this Agreement or the remaining Transaction Documents. The Administrative Agent shall not assume any responsibility whatsoever for any documentation related to this Agreement or to the remaining Transaction Documents that the Borrower may submit to third parties, regardless of their nature, which the Administrative Agent shall deem to be authentic, even if shared with the Banks acting in its capacity of Administrative Agent.  The Administrative Agent shall hold no responsibility before any of the Banks for the proper signature, legitimacy, validity, enforceability, authenticity, scope, sufficiency, completeness or value of this Agreement or the remaining Transaction Documents, nor for any other document or instrument provided pursuant to them.

16.04.          The Administrative Agent shall have the roles specifically described in this Agreement. Therefore, the Administrative Agent has no other obligation or responsibility, neither tacit not implicit. Should, in one or more cases, the Administrative Agent perform any kind of action or assume any kind of responsibility not specifically delegated to it by virtue of the clauses in this Agreement, neither the implementation of such action nor the assumption of such responsibility shall be deemed an implicit or tacit commitment on the part of the Administrative Agent to perform this action or a similar action or to assume the same responsibility or a similar responsibility in any other instance.

16.05.          Neither the Administrative Agent nor its directors, officers or employees shall assume any responsibility whatsoever before the Borrower and/or before the Banks and/or before any third party, for the actions, facts or omissions of any of the Banks and/or the Borrower concerning this Agreement and the remaining Transaction Documents, except in case of willful misconduct or gross negligence on the part of the Administrative Agent deemed as such in a final judgment awarded by a competent court and with force of law.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.06.          The Administrative Agent shall have no responsibility whatsoever regarding the accuracy or sufficiency of the information included in any notification, certificate or any other communication it may receive either from any third party or from the Borrower. The Administrative Agent shall assume no obligation or responsibility whatsoever under the terms of the Transaction Documents, nor regarding them, as a result of acting as stated in any notification, consent, certificate or any other instrument or written document (which may be a telegram, cable, telefax, telex, etc.) it may deem authentic and signed or sent by the relevant Parties, nor as a result of acting pursuant to any statement or representation on the part of the Borrower and/or the Banks herein set forth on in any other document submitted pursuant to the provisions hereof.

As long as the Administrative Agent is required, pursuant to any clause in this Agreement, to implement an action or to prepare a report based on any information, report or document to be submitted by the other Party hereto, should such other Party fail to fulfill its obligation to submit the information, report or document required, the Administrative Agent shall be exempted from implementing the action or preparing the report requested, and it shall, at its sole discretion (provided that no inconsistencies with the other provisions in this Agreement arise), partially implement the action or prepare the report required, based on the information, reports or documents provided to it by the other Parties of this Agreement.

The Administrative Agent shall hold no responsibility before any of the Banks for the proper signature, legitimacy, validity, enforceability, authenticity, scope, sufficiency, completeness or value of the documentation by means of which this Agreement, the Promissory Notes, the remaining Transaction Documents or any other agreement or document entered into or implemented, nor of any other document or instrument provided pursuant to it.

16.07.          The Administrative Agent shall be entitled to act according to the advice and opinion of the professionals of its choice and the Administrative Agent shall not be responsible for any action or measure taken or omitted following the advice provided by the said professionals, except in case of willful misconduct or gross negligence on the part of the Administrative Agent deemed as such in a final judgment awarded by a competent court and with force of law. The Administrative Agent is not responsible to control the fulfillment of the liabilities undertaken by the Borrower in Section X of this Agreement.

16.08.          Each and every Bank and any other banks that may become assignees in the future, individually represent that they have adopted their decision to become parties to this Agreement regardless of the performance the Administrative Agent may have had and regardless of the information they may have received from it, based on their own analysis and evaluation of the background they may deem necessary to take into consideration. Therefore, each Bank acknowledges and agrees that, regardless of the Administrative Agent and of any other Bank, and based on the documents and information it deemed suitable, it has carried out its own analysis of the credit and has decided to enter into this Agreement. Therefore, each Bank acknowledges and agrees that, regardless of the Administrative Agent and of any other Bank, and based on the documents and information it deemed suitable, it has carried out its own analysis of the credit and has decided to enter into this Agreement.

16.09.          The Administrative Agent may resign to its role at any time, with or without a reason, and it shall remain in its capacity until the substitute administrative agent appointed by the Majority of the Banks, selected from the top-rated institutions authorized to act as commercial banks under Act No. 21.526, has taken office pursuant to this Agreement. The Majority of the Banks shall appoint the substitute administrative agent within a period of *** calendar days once the Administrative Agent’s resignation is duly served or, otherwise, one of the Banks shall act in the capacity of Administrative Agent within said period (being the Bank with the biggest Proportional Share the one to act in such capacity in case the Majority of the Banks fails to reach an agreement within said period).

The resigning Administrative Agent shall reimburse the Borrower any amounts that it may have been paid in advance as professional fees, for the period during which the Administrative Agent shall not provide its services to the Borrower as a result of the resignation.

Notwithstanding the foregoing, the resigning Administrative Agent shall not be forced to continue acting in its capacity after *** calendar days following service of its resignation to the Banks, being it stated that upon expiration of said period, should no successor be appointed, the Administrative Agent shall be free from all its obligations and responsibilities under this Agreement.

16.10.          The Administrative Agent shall be dismissed, with or without fair reason, by the Majority of the Banks, and such decision shall be informed to the Administrative Agent by any of the Banks, acting on behalf of the Majority, mentioning the date when the Administrative Agent shall cease to exercise its duties with at least *** calendar days advance notice. All the costs arising from this substitution shall be afforded by the Administrative Agent in the event the Administrative Agent is removed from office for Cause, or by the Banks (based on their Proportional Shares) in the event the Administrative Agent is removed without Cause. The new Agent shall be appointed by means of the decision of the Majority of Banks. The removed Administrative Agent shall reimburse the Borrower any amounts that it may have been paid in advance as professional fees, for the period during which the Administrative Agent shall not provide its services to the Borrower as a result of its dismissal.

16.11.          Before adopting any measure aimed at providing legal or contractual protection to the Banks, which does not require the expressed conformity of the Majority of the Banks nor their unanimous conformity, and as long as the Administrative Agent deems that it is possible due to the urgency of the measures to be adopted, the Administrative Agent shall inform such situation to the Banks.

16.12.          The Borrower shall pay the Administrative Agent a monthly remuneration considered as professional fees for its services, to be paid ***, as agreed in a separate agreement entered into by and between the Administrative Agent and the Borrower.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.13.          No provision hereof shall be construed as implying that the Administrative Agent shall advance or risk its own funds or property, or that in any other way it shall incur personal financial and/or exchange liability to fulfill its obligations or to exercise its rights in its capacity of Administrative Agent under this Agreement. Notwithstanding the foregoing, had the Administrative Agent disbursed its own funds to fulfill said rights and obligations, in spite of what is set forth herein, the Borrower shall pay or reimburse said funds within *** Business Days upon request of the Administrative Agent.

16.14.          The Administrative Agent and/or any of the Banks may maintain business relationships with the Borrower which are convenient for both Parties, provided that such relationships do not imply any breach or violation of the provisions set forth in this Agreement.

16.15.          The Administrative Agent shall be entitled to request the expression of conformity of the Majority of the Banks before implementing any measure or course of action, even though, under the terms of this Agreement, it may act or decide based on his best judgment in this matter. Consequently, the Administrative Agent shall hold no responsibility whatsoever in case it abstains from acting or deciding based on its sole judgment until reception of the expressed written consent of the Majority of the Banks.

16.16.          The Borrower agrees to indemnify and hold the Administrative Agent, and its shareholders, controlling persons, directors, managers, employees, officers, consultants and representatives save and harmless against any loss, claim, fine, professional fees, costs, expenses, damages and/or liabilities ,whichever their kind and/or nature, which the Administrative Agent may be liable for, as long as such losses, claims, fines, professional fees, costs, expenses, damages and/or liabilities (each of them, a “Compensable Claim”) arise from, result from, or were due to the Administrative Agent’s role under this Agreement, except in case of willful misconduct or gross negligence on the part of the Administrative Agent deemed as such in a final judgment awarded by a competent court and with force of law by the court. Furthermore, the Borrower undertakes to reimburse any expense and/or legal costs and/or any other expense that each Compensable Party may have incurred in as a result of the investigation and/or defense of the Compensable Claim that the Compensable Party may result liable to afford, except in case of willful misconduct or gross negligence on the part of the Compensable Party’s deemed as such in a final judgment awarded by a competent court and with force of law by the court.  The Compensable Claim shall be duly served to the Borrower by the Compensable Party within *** business days or as soon as possible not to adversely affect the defenses available. Lack of service within said period shall not cause the Borrower to lose its right to claim indemnity.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.17.          The Banks also agree to compensate the Administrative Agent, provided it has not been already compensated and reimbursed by the Borrower and/or the Warrant, based on their Proportional Share in this Agreement, for all the damages, fines, costs and any other kind of expenditure that may been imposed on the Administrative Agent or that it may have incurred in, as long as said costs and expenses were related to this Agreement in any way, or as long as they resulted from it or from any other action implemented or omitted by the Administrative Agent deemed as such in a final judgment awarded by a competent court and with force of law by the court.

16.18.          Indemnity. The Borrower shall hold the Banks, the Organizer and the Administrative Agent , and their respective shareholders, controlling persons, directors, managers, employees, officers, consultants and representatives (each of them deemed a “Compensable Party”) harmless against any Compensable Claim that any Compensable Party may suffer or be imposed on related to or resulting from (a) the transactions agreed under this Agreement and/or the remaining Transaction Documents, and/or (b) (i) any investigation, litigation or proceeding related to and/or resulting from this Agreement and/or the Transaction Documents or any other issue related to the others mentioned herein, except in case of willful misconduct or gross negligence on the part of the Compensable Party’s deemed as such in a final judgment awarded by a competent court and with force of law by the court.     Furthermore, the Borrower agrees to reimburse any expense and/or legal costs and/or any other expenditure that each Compensable Party may have incurred in as a result of the investigation and/or defense of the Compensable Claim that the Compensable Party may result liable to afford, except in case of willful misconduct or gross negligence on the part of the Compensable Party’s deemed as such in a final judgment awarded by a competent court and with force of law by the court.  The Borrower also agrees that no Compensable Party shall be directly or indirectly liable against the Borrower, either regarding contractual, extra-contractual or pre-contractual liability or liability of any other kind resulting from the conclusion or proper execution of this Agreement and the remaining Transaction Documents, except in case of willful misconduct or gross negligence on the part of the Compensable Party’s deemed as such in a final judgment awarded by a competent court and with force of law by the court. The Compensable Claim shall be duly served to the Borrower by the Compensable Party within *** business days or as soon as possible not to adversely affect the defenses available. Lack of service within said period shall not cause the Borrower to lose its right to claim indemnity.

16.19.          The liabilities and obligations assumed by the Borrower, the Administrative Agent and the Banks under this Provision shall remain enforceable regardless of (i) the fact that the Capital disbursements set forth in this Agreement have been made (except as regards and solely in connection with any Bank that may have failed to fulfill its obligation to disburse the Capital for any reason only attributable to that Bank), (ii) the fact that all the amounts owed by the Borrower had been paid to the Banks and the Administrative Agent pursuant to the Transaction Documents, and/or (iii) the term of this Agreement.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SECTION XVII
MAJORITY VOTING POWER

17.01.          Under this Agreement, where a Bank decision is required, said decision will be made (provided a Bank’s special majority voting power was not expressly stipulated herein that said decision will be made by each Bank individually) (i) if only two (2) Banks are Banks under this Agreement, unanimously, and (ii) if more than two (2) Banks are Banks under this Agreement, by a majority of at least two (2) Banks representing more than ***% (*** per cent) of the Borrower’s unpaid Capital under this Agreement. At the time a decision is made, each Bank’s Pro Rata (Proportional) Participation will be counted (the “Banks’ Majority”).

17.02.          No individual exception for a breach by the Borrower or modification of the terms and conditions of this Agreement shall be effective, valid, binding or applicable, unless it is made in writing and signed, as the case may be, by the Banks’ Majority and the Borrower. Said exception shall be effective, valid, binding or applicable only for the specific case and end for which it was made. The consent given in the form of exceptions and/ or amendments to this Agreement shall not produce or imply, except if said consent is given in writing and signed by all the Banks, any or the following effects (including, but not limiting) (i) an increase in the Banks’ obligation to make disbursements under this Agreement, (ii) a reduction, write-off, total or partial relief of the Capital or Compensatory Interest or Penalty Interest, or any other amount paid or payable by the Borrower under this Agreement, or a reduction in said interests applicable rate, (iii) an extension of any date or term set for the payment of any amount payable under this Agreement, (iv) the relief of modification of the Warranties, (v) a modification to the definition of Banks’ Majority, and (vi) unless it is made in writing and signed by the Administrative Agent, an amendment to the Administrative Agent’s rights and obligations under this Agreement. The Banks may make exceptions on an individual basis provided said exceptions are made in writing and do not affect, directly or indirectly, wholly or partly, the rights of any of the other Banks.

17.03. In accordance with Article 934 of the Argentine Code of Civil and Commercial Procedure, agreement of the Parties regarding issuing an exception or modifying a term or condition under this Agreement shall not mean, and shall not be construed as, a novation of the obligations undertaken by the Borrower under this Agreement, unless said exception or modification expressly states it. Notwithstanding the foregoing, in any case, the Banks expressly reserve all their rights in the terms of Article 940 of the Argentine Code of Civil and Commercial Procedure.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.04. Any request of an exception shall (i) be introduced by the Borrower to the Administrative Agent, and the latter shall submit the issue to the decision of the Banks, notifying them in accordance with this Agreement, and (ii) shall mean for the Borrower the payment to the Administrative Agent of a fee of US$*** (*** American dollars) (to be distributed among the Banks pursuant to their corresponding Proportional Participations) thru the mechanisms stipulated in Section 5.02, payable within *** business days after the exception was given, provided said exception was effectively given. Each Bank shall have *** business days, from the time the notice above is received, to reply to the issue in question. For all purposes, the expiry of said term without an express reply shall be construed as a negative reply from the Bank to make the exception requested.

17.05. Any Bank which, individually or jointly, has a Proportional Participation representing at least *** per cent (***%) of the unpaid Capital pursuant to this Agreement at any time shall be entitled to request the Administrative Agent in writing to call the Banks to a meeting to be held at a period not shorter than *** business days or longer than *** business days, from the time the Administrative Agent receives the request from the Banks, in order to discuss any issue about this Agreement. The Administrative Agent shall provide at least *** business days’ advance notice to the Banks of said meeting. The Borrower shall be obliged to attend, thru a duly-entitled representative, the meetings that the Banks and/ or the Administrative Agent deem appropriate, and the Administrative Agent shall provide five (5) business days’ advance notice to the Borrower.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

XVIII
HIGHER COST

If at any time after the Date of First Disbursement any law, decree, resolution or general ruling is approved, becomes effective, enacted or repealed, or its interpretation or application is modified by a governmental agency, whether national, provincial or municipal, or if compliance by the Banks of any general requirement or directive, is modified by a governmental agency, whether national, provincial or municipal (whether they have the validity of the law or not) (the “Governmental Fact”), and its effect implies:

          1. That the Banks are subject to: (i) any national, provincial or municipal tax, charge, duty, lien or any other charge, in addition to or different from, the existing taxes, charges, duties or liens at the time this Agreement is entered into, related or affecting the Loan; or (ii) an increase in the proportion of the taxes, charges, duties, liens or any other charge listed in (i) herein; or

          2. The levy, modification or application of any reserve, special deposit or minimum capital requirement or liquidity, requirement on deposit categories or similar restriction because of, or related to, the Loan, or pursuant to a Governmental Fact or the Borrower’s inherent circumstances; or

          3. A change in the tax base of the payments the Borrower must pay to the Banks, whether Capital, Compensatory Interest, Penalty Interest or regarding any other amount payable under this Agreement, and the result of any of those circumstances, and/ or of any other Governmental Fact not contemplated above, directly increased the cost of the Banks to maintain the Loan in effect o to reduce the amount of any sum received or receivable by the Banks under this Agreement, prior notice shall be sent to the Administrative Agent and to the banks’ request (who shall simultaneously send copy of said requirement to the Administrative Agent), the Borrower shall opt to:

(i) pay to the Banks said additional amount in order to compensate the Banks, after tax, for said cost increase, or said reduction of the amount received or receivable by the Banks. The Borrower agrees that, at the Banks’ submittal of the certificates setting out the base to determine said additional amount necessary to compensate the Banks as stated above, the Borrower shall be fully and expressly, firmly, irrevocably and unconditionally obliged to pay on demand within the next *** business days said amounts to the Banks; or

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) prepay the Loan in full within the next *** running days, paying the highest cost accrued until the full payment date, without penalty or Pre-Payment Fee.

The Banks agree to allocate the highest cost to the Loan on a like-for-like basis and fair practices with regard to all their loan portfolio, unless said higher costs are exclusively applicable to loans given to companies with certain specific characteristics (including the Borrower). In that event, said higher costs shall be applied only to said companies on the above-mentioned basis and practices. The Borrower shall only question the estimation of the highest costs after paying the additional amounts to the Banks.

XIX
SUPERVENING ILLEGALITY

If at any time after the date this Agreement is delivered, as a consequence in a change in the laws or regulations or their corresponding interpretations or principles of application, or as a consequence of a government or administrative order, effective after the date this Agreement is delivered, any of the Borrower’s obligations herein became illegal, any Bank shall notify the Borrower of said circumstance within *** business days (attaching to the notice a well-supported description of the circumstances), considering that once said notice is received, the Banks and the Borrower shall negotiate in good faith in order to establish a form to remedy the illegality. In the event an agreement is not reached within *** business days after the Borrower receives the above-mentioned notice (or within a shorter period, if for regulatory reasons the Loan is to be pre-paid sooner), the Borrower shall pre-pay all the amounts due to the Banks under this Agreement, including the interests to date, promptly and at the simple written request from any of the Banks, without Pre-payment penalty or fee.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

XX
MISCELLANEOUS

20.01.          Failure or delay of the Administrative Agent, Organizer and/ or the Banks to exercise any right or privilege pursuant to this Agreement shall not be construed as a waiver to the Agreement. Partial exercise of any right and/ or privilege shall not prevent exercising any other portion of it or exercising any other right or privilege under this Agreement. The rights and remedies stated herein are cumulative and not restrictive of any other right or remedy according to Law.

20.02.          In the event any provision herein is declared void, voidable or unenforceable, inapplicable, invalid and/ or inefficient, this shall not affect or impair in any manner, and shall not be used, opposed and/ or claimed by any individual against the full force, validity, efficiency, and enforceability of the other provisions herein, provided said provisions are severable.

20.03.          The inherent validity, nature, effects, rights and obligations of, in relation with, or derived from, the Agreement shall be governed by the laws of the Argentine Republic.

20.04.          For all legal purposes derived from this Agreement, the Borrower, the Organizer, the Administrative Agent and the banks hereby submit irrevocably, firmly, expressly and unconditionally to the exclusive jurisdiction and competence of the Courts of Civil and Commercial Affairs of the Legal Department of San Isidro, Buenos Aires Province, waiving any other jurisdiction which may apply.

20.05          To the extent the Banks, the Administrative Agent, the Organizer, or the Borrower have or hereafter may acquire any jurisdiction immunity from being sued in or out of court and/ or notified of any sue, in or out of court, and/ or that any of its property may be sequestrated and/ or executed, they hereby waive irrevocably, expressly, firmly and unconditionally to said immunity to the extent permitted by the governing law.

20.06.          (a) For all legal purposes derived from this Agreement, the Parties hereto establish the following registered office, where all the in or out of court communications, appointments, summons, claims, inquiries and notices among the Parties will be construed as valid and binding:

RIZOBACTER ARGENTINA S.A.,

the Borrower

Avenida Dr. Arturo Frondizi Nº 1150, Calle N° 1 - Parque Industrial, Pergamino, Provincia de Buenos Aires, República Argentina.

BANCO DE GALICIA Y BUENOS AIRES S.A.,

the Organizer and Bank

Avenida Julio A. Roca 498, Pergamino, Provincia de Buenos Aires, República Argentina.

BANCO DE GALICIA Y BUENOS AIRES S.A.,

the Administrative Agent

Avenida Julio A. Roca 498, Pergamino, Provincia de Buenos Aires, República Argentina.

BANCO SANTANDER RÍO S.A.,

the Bank

***.

BANCO HIPOTECARIO S.A.,

the Bank

***.

BANCO MARIVA S.A.,

the Bank

***.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) The registered offices shall only be changed by other registered offices located in the same jurisdiction. The other Parties and the Administrative Agent shall receive *** business days advance notice of said change. Express written consent from the Parties and the Administrative Agent shall be required for such modification.

(c) All communications, appointments, summons, claims, inquiries, requests and notices under this Agreement shall be in writing. All notices, requirements or any other communications shall be sent to the addresses stated herein, or to the new address duly notified or authorized as established in Section 20.06(b). Notices sent by public deed, registered telegram, registered letter or international courier to the addresses stated below each signature shall be valid. Notices shall be valid at the time of reception, and a notice shall only be considered as received by any of the Parties to the extent the sender received written evidence of said reception. Written evidence shall be the signature in the notary public’s minute, and/ or proof of receipt issued by the post office or international courier.

20.07.           The Parties agree, represent and warrant to have read and fully understood all the terms and conditions of the Agreement and the other Documents of the Transaction, to have had the opportunity to revise the Agreement herein with a legal advisor, to have signed the Agreement herein, as appropriate, using their own judgment and understanding. The Parties agree that the contra proferentem principle of the interpretation of the agreements cannot and shall not be applied to the provisions of this Agreement and the other Documents of the Transaction; that is, any ambiguity, inconsistency or conflict among the Parties shall be solved in accordance with the most reasonable interpretation and not strictly in favor or against any of the Parties herein pursuant to the authorship of any Party of a provision herein or of any of its preliminary drafts. Pursuant to the afore-mentioned, the Parties agree that the Agreement herein and the other Documents of the Transaction are not standard contracts under the terms of article 984 of the Argentine Code of Civil and Commercial Procedure, being this provision a fundamental condition of the agreement.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.08.          The Parties herein express that the legal relation pursuant to the Agreement does not imply a long-term agreement and that no expectation exists regarding the renewal or extension of the Agreement herein. Neither Party shall be obliged under the terms of Article 1011 of the Argentine Code of Civil and Commercial Procedure and, therefore, shall have total freedom to decide upon not entering into a new agreement with the other Party once the Loan is terminated for whatever reason.

20.09.          The Parties herein express that the Documents of the Transaction bear no connection to any other agreement, contract or pact entered into among the Parties, among the Parties and third parties, between one Party and third parties, or only among third parties, under the terms of Article 1073 and amendments of the Argentine Code of Civil and Commercial Procedure. The Parties hereto expressly waive the right to raise any or certain defenses stipulated in article 1075 and amendments of the Argentine Code of Civil and Commercial Procedure.

20.10.          The Borrower waives to perform, agree or allow the subrogation of the Banks’ rights under Article 917 of the Argentine Code of Civil and Commercial Procedure. Payment thru a third party shall only be allowed in writing by the Banks and only if said third party (i) subordinates his/ her credit against the Borrower in terms satisfactory to each Bank and (ii) uses funds of legitimate origin.

20.11.          Notwithstanding the rights conferred to the Banks in case of events of breach and expiration of terms, the Banks may, pursuant to Article 1032 of the Argentine Code of Civil and Commercial Procedure, request from the Borrower sufficient adequate assurances or additional warranties if the rights of the Banks under this Agreement were endangered because the Borrower underwent a significant reduction in its solvency or in its capacity to meet its obligations hereunder and the other Documents of the Transaction. The Borrower shall comply with said requirement within *** business days after the claim.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.12.          Pursuant to Article 1379 of the Argentine Code of Civil and Commercial Procedure, the Parties expressly state that the Loan corresponds to the Banks’ commercial portfolio, in accordance with the listing published by the BCRA.

20.13.          Considering that the Agreement herein implements a loan transaction by which the Borrower shall receive funds on loan from the Banks, the Borrower agrees not to apply, and waives, the right of information stipulated in Article 1382 of the Argentine Code of Civil and Commercial Procedure.

XXI
CONFIDENTIALITY

21.01.          The Parties hereto agree that all confidential information exchanged between them pursuant to this Agreement and the other Documents of the Transaction shall be strictly confidential and neither Party shall be entitled to disclose said information without prior written consent from the other Parties.

21.02.          The obligations undertaken by the Parties regarding not using or disclosing the confidential information shall not be enforceable to the information that: (i) is, now or in the future, in the public domain thru publications or other media, and this will not imply default by the Party who obtains said information; (ii) is in the domain of any of the Parties before receiving said information from the relevant Party; or (iii) is produced separately by any Party; (iv) is transmitted or disclosed by any of the Banks to its head office, subsidiaries, affiliates and/ or potential assignees.

21.03.          The Parties shall be entitled to disclose the key terms and conditions of the Loan (including, but not limiting, amount, interest rate, legal framework and terms) in order to advertise the granting of the loan.

21.04.          This Section XXI shall be valid for *** from the date of the full repayment of the Loan.

The Parties hereto authorize the individuals listed in Exhibit D to write, on their behalf, their initials on the pages of the Agreement hereto (except the signature pages), which, by virtue of the powers of attorney, shall be construed to all effects as signed by the Parties themselves.

In witness whereof, the Parties hereby sign six (6) copies, all of them of the same tenor and to the same effect.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[Signatures on the next page]

For RIZOBACTER ARGENTINA S.A.,

the Borrower

Jorge Wagner
/s/	/s/
Print name:	Print name:
Acting as: Representative	Acting as: Representative

For BANCO DE GALICIA Y BUENOS AIRES S.A.,

the Organizer and Bank

***
/s/	/s/
Print name:	Print name:
Acting as: Representative	Acting as: Representative

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

For BANCO DE GALICIA Y BUENOS AIRES S.A.,

the Administrative Agent

***
/s/	/s/
Print name:	Print name:
Acting as: Representative	Acting as: Representative

For BANCO SANTANDER RÍO S.A.,

the Bank

***	***
/s/	/s/
Print name:	Print name:
Acting as: Representative	Acting as: Representative

For BANCO HIPOTECARIO S.A.,

the Bank

***	***
/s/	/s/
Print name:	Print name:
Acting as: Representative	Acting as: Representative

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

For BANCO MARIVA S.A.,

the Bank

***
/s/
Print name:
Acting as: Chairman of the Board of Directors

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.